Exhibit 96.2

CEMENTOS PACASMAYO S.A.A.

Technical Report Summary (TRS)

Virrila Quarry

and

Piura Cement Plant

20-F 229.601 (Item 601)

Index (Revisar)

1.	Executive summary		1
	1.1.	Location and access	1
	1.2.	Climate	1
	1.3.	History	1
	1.4.	Geological environment and mineralization	2
	1.5.	Exploration	2
	1.6.	Sample preparation, analysis and security	3
	1.7.	Data Verification	4
	1.8.	Mineral processing and metallurgical test	5
	1.9.	Estimation of Resources and Mineral Reserves	6
	1.10.	Mining Methods	6
	1.11.	Processing Plant and Infrastructure	7
	1.12.	Market studies	9
	1.13.	Capital and operating costs and Economic Analysis	10
	1.14.	Adjacent properties	13
	1.15.	Conclusions	14
	1.16.	Recommendations	15
2.	Introduction		17
	2.1.	Participants	17
	2.2.	Terms of Reference	17
	2.3.	Conventions	19
	2.4.	Previous Work and Sources of Information	19
	2.5.	Details of QP Personal Inspection	20
	2.6.	Previously Filed Technical Report Summary	20
3.	Property description		21
	3.1.	Virrila quarry	21
	3.2.	Piura Industrial Cement Plant	24
4.	Accesibility, climate, local resources, infrastructure and physiography		26
	4.1.	Virrila quarry	26
	4.2.	Piura industrial cement plant	28
5.	History		29
6.	Geological setting, mineralization, and deposit		30
	6.1.	Regional geology	30
	6.2.	Local geology	31
	6.3.	Characteristics of the deposit	33
7.	Exploration		34
	7.1.	Drilling	34
	7.2.	Hydrogeology	35
	7.3.	Geotechnical studies	35

i

8.	Sample preparation, analysis and security				36
	8.1.	Geology and Quarry			36
		8.1.1.	Preparation of samples, procedures, assays and laboratories		36
		8.1.2.	Quality Assurance Actions		37
		8.1.3.	Quality Plan		37
		8.1.4.	Sample security		38
		8.1.5.	Chain custody		38
		8.1.6.	Qualified Person’s Opinion on Cement Plant QAQC		38
	8.2.	Piura Plant			39
		8.2.1.	Samples preparation, procedures, assays and laboratories		39
			8.2.1.1.	Raw materials sample preparation	39
			8.2.1.2.	Laboratory analysis	40
		8.2.2.	Quality Assurance Actions		40
		8.2.3.	Security of the samples		42
		8.2.4.	Qualified Person’s Opinion on cement plant QAQC		42
9.	Data verification				43
	9.1.	Geology and quarry			43
		9.1.1.	Data Verification procedure		43
		9.1.2.	Data collection		43
		9.1.3.	Management and Validation of Database		43
		9.1.4.	Tracking Data		43
		9.1.5.	Validation of Data		44
		9.1.6.	Qualified Person’s Opinion Geologic Data		45
	9.2.	Piura plant			45
		9.2.1.	Data verification procedures		45
		9.2.2.	Data validation		46
		9.2.3.	Qualified Person’s Opinion on cement plant		46
10.	Mineral processing and metallurgical testing				47
	10.1.	Nature of testing program			47
	10.2.	Cement Manufacturing Test Results			48
	10.3.	Qualified Peron Opinion of the Adequacy of the Test Data			48
11.	Mineral Resources Estimates				49
	11.1.	Database			51
	11.2.	Density			51
	11.3.	Compositing			51
	11.4.	Basic statistics of the data (Assay – Composites)			51
	11.5.	Extreme values			52
	11.6.	Variogram Analysis			52
	11.7.	Interpolation			53
	11.8.	Resources estimation			54
		11.8.1.	Cut-off		54
		11.8.2.	Reasonable prospects of economic extraction		55
	11.9.	Mineral Resources classification			55
	11.10.	Qualified person’s opinion			56

12.	Mineral Reserves estimates			57
	12.1.	Criteria for Mineral Reserves determination		57
		12.1.1.	Run of Mine (ROM) determination criteria	57
		12.1.2.	Cement plant recovery	58
	12.2.	Reserves estimation methodology		58
	12.3.	Reserves estimates		59
13.	Mining methods			60
	13.1.	Mining methods and Equipment		60
	13.2.	Geotechnical models		61
	13.3.	Hydrological models		63
	13.4.	Other mine design and planning parameters		64
	13.5.	Annual production rate		64
	13.6.	Mining plan		65
	13.7.	Life of Mine		66
	13.8.	Staff		66
14.	Processing and recovery methods			67
	14.1.	Process Plant		67
	14.2.	Raw materials for the cement production		68
	14.3.	Flow sheet		69
	14.4.	Main equipment		70
	14.5.	Cement Plant Mass balance		70
	14.6.	Process losses		70
	14.7.	Water consumption		71
	14.8.	Fossil fuel consumption		71
	14.9.	Electric power consumption		71
	14.10.	Maintenance Plan		71
	14.11.	Staff		71
15.	Infrastructure			72
	15.1.	Virrila quarry		72
	15.2.	Piura plant		73
16.	Market Studies			73
	16.1.	The cement market in Peru		73
	16.2.	Industry and Macroeconomic Analysis		74
	16.3.	The North Region Market		76
	16.4.	Cement price		76
	16.5.	Current and future demand		77
17.	Environmental studies, permitting, and plans, negotiations, or agreements with local individual or groups.			80
	17.1.	Environmental Aspects		80
		17.1.1.	Virrila quarry	80
		17.1.2.	Piura plant	82
	17.2.	Solid waste disposal		82
	17.3.	Qualified Person’s Opinion		83
18.	Capital and operations costs			84
	18.1.	Basis for operating and capital cost for the quarry and plant		84
	18.2.	Capital and Operating Cost Estimates		85
	18.3.	Capital and Operating cost estimation risks		86
19.	Economic analysis			87
	19.1.	Methodology: for Discounted Cash flow (Free)		87
	19.2.	Assumptions		87
		19.2.1.	General and Macroeconomic Assumptions	87
		19.2.2.	Income and Cost Assumptions	87
	19.3.	Results of financial model		87
	19.4.	Sensitivity Analysis		90
20.	Adjacent properties			92
21.	Other relevant data and information			93
22.	Interpretation and conclusions			93
23.	Recommendations			95
24.	References			96
25.	Reliance on information provided by the registrant			97

Index of tables

Table 1	Mineral Resources (exclusive of Reserves) in the Virrila quarry	6
Table 2	Ore Reserves in the Virrila quarry	6
Table 3	Projection of demand and price for the next 30 years	9
Table 4	Free Cash Flow and valuation	12
Table 5	Resource Categorization (exclusive of Reserves) at the Virrila quarry	15
Table 6	Mineral Reserves expressed in millions of tonnes	15
Table 7	List of Cementos Pacasmayo S.A.A. Professionals	18
Table 8	QP’s field visit	20
Table 9	UEA Virrila Concessions	21
Table 10	Central coordinates of the UEA Virrila property	22
Table 11	Central coordinates of the Piura cement plant	24
Table 12	Regional stratigraphic column	30
Table 13	Local stratigraphic column of the Virrila quarry	32
Table 14	Characteristics of the Virrila deposit	33
Table 15	Quality Plan of the Virrila quarry	38
Table 16	Tests and frequency for each stage of the process	41
Table 17	Lithologic units of the Virrila quarry geological model	49
Table 18	Quality Parameters for Dome and Additive coquina	50
Table 19	Characteristics of the block model	50
Table 20	Basic data statistics	52
Table 21	Estimation Parameters Secondary Variables	53
Table 22	Resource Categorization (exclusive of Reserves) at the Virrila quarry	54
Table 23	Ore Reserves expressed in million tons	59
Table 24	Mining equipment at the Virrila Quarry	61
Table 25	Virrila quarry physical stability analysis summary	62
Table 26	Geotechnical properties of materials	63
Table 27	Mine design parameters	64
Table 28	Minning plan forecast	65
Table 29	Main equipment in Piura plant	70
Table 30	Balance for raw meal production	70
Table 31	Balance for cement production	70
Table 32	Fuel Consumption for Cementos Pacasmayo S.A.A – Piura Plant	71
Table 33	Cement shipments at domestic level (in thousands of tonnes)	74
Table 34	Cement at Piura plant	76
Table 35	Forecast of future demand for Piura cement plant	79
Table 36	Concepts about cost structure of Virrila quarry and Piura plant	84
Table 37	Operating costs forecast of quarry and plant	85
Table 38	Investment forecast in quarry and plant	86
Table 39	Profit and Loss Statement	88
Table 40	Free Cash Flow and valuation	89
Table 41	Sensitivity analysis of the Net Present Value	90
Table 42	Sensitivity analysis of EBITDA	90
Table 43	Resources at the Virrila quarry in millions of tonnes (exclusive of Reserves)	94
Table 44	Mineral Reserves expressed in millions of tonnes	94
Table 42	List of Cementos Pacasmayo S.A.A. information.	97

Index of figures

Figure 1	Mining secuence of Virrila quarry	7
Figure 2	Piura plant process block diagram	8
Figure 3	Sensitivity of Net Present Value	13
Figure 4	Sensitivity of EBITDA	13
Figure 5	UEA Virrila map	23
Figure 6	Piura plant perimeter	25
Figure 6	Geological section of the Virrila quarry	33
Figure 8	Map of the location of drill holes in the Virrila quarry	35
Figure 8	Mining secuence of Virrila quarry	60
Figure 10	Virrila quarry final pit	66
Figure 11	Piura plant process block diagram	69
Figure 12	Virrila quarry facilities	72
Figure 13	Segmentation of the cement market in Peru	73
Figure 14	Global GDP and Construction sector GDP MoM variation (%)	75
Figure 15	Historic prices of cement in Peru	77
Figure 16	Evolution of the national demand of cement	78
Figure 17	Sensitivity of Net Present Value	91
Figure 18	Sensitivity of EBITDA	91
Figure 19	Adjacent properties map	92

v

1.	Executive summary

Cementos Pacasmayo S.A.A (CPSAA) is a Peruvian company whose corporate purpose is the production of cement and other products associated with the construction sector. This Technical Report Summary summarizes a Pre-feasibility study of the Virrila quarry and Cement Plant located in the Piura Region, both owned by CPSAA. Cementos Pacasmayo´s qualified persons prepared this Report to support disclosure of coquina Resources and Reserves.

1.1.	Location and access

The Virrila quarry contains coquina, the main raw material for cement production. This quarry is located in the Sechura district, of Sechura Province, in the Piura Region. There is an access road to this quarry from Lima to Piura. The Piura plant is located in Piura city, and is 192 km from Virrila quarry and 950 Km from Lima.

1.2.	Climate

The quarry is in a temperate and humid climate, with little rainfall, mostly between February and April. Average annual temperatures vary between 17.8 °C and 29.5 °C. The highest temperatures were recorded in January, February, and March, and the lowest in August and September.

In the Piura plant, the climate is predominantly arid and warm, with no rain for most of the year. The average maximum temperature is 31.2 °C, and the minimum is 17.7 °C. When the El Niño phenomenon occurs, there is rainfall, especially between December and June.

1.3.	History

The Virrila quarry is a production stage operation on a non-metallic deposit of calcareous material from marine shells that supply raw material to the cement plant in Piura. Cementos Pacasmayo S.A.A owns the mineral deposit.

The Virrila quarry started operations on September 17, 2015. The mining contractor San Martin Contratistas Generales S.A. was in charge of the production from the start of operations until March 14, 2020. The mining contractor Posada Perú S.A.C started operations at the Virrila quarry on September 14, 2020, until December 30, 2021. On January 3, 2022, the mining contractor San Martin Contratistas Generales S.A. was hired for the production of the coquina. The transport the coquina from the Virrila quarry to the Piura plant in in charge of other companies.

During the 2023 period, two mining contractors worked at the Virrilá quarry operations from January to April with San Martin Contratistas Generales S.A. and from October to December with Sechura Ingenieria y Contrucción E.I.R.L.

From May to September 2023, Cantera Virrila stopped operations due to the interruption of traffic caused by the overflow of the La Niña lagoon provoked by cyclone Yaku. Likewise, the Piura plant stopped its clinker production operations (raw meal milling, coal milling and reception of raw materials) from July to September was to avoid exceeding the strategic inventories (clinker). The cement grinding, receiving (cement additions), packaging and dispatching processes remained active to cover the cement demand.

Virrila quarry restarted operations in October.

1.4.	Geological environment and mineralization

Geologically, the study area is in the desert zone of Sechura and has sedimentary rocks from the Recent Quaternary.

It is composed of silty sand deposits with intercalations of medium to fine-grained sands and coquina horizons. Below the recent deposits, there are diagenetic eolian deposits in the sandy matrix with calcareous cement. Below these, there are intercalations of conglomerates with gray diatomites, intercalated with white reef sandstones, corresponding to the Talara Bedrock and the upper levels of the Zapallal Formation.

The Virrila quarry deposit is comprised of coquiniferous portions of the Talara Tablazo that undergo lateral variations in thickness and composition of calcareous remains.

1.5.	Exploration

In 2007 and 2008 exploration activities were performed to obtain geological information from the Virrila quarry that would allow the production of coquina.

In 2013, exploration activities were carried out by means of test pits in the best areas of the mining concession.

In 2019, activities and sampling in the operation area were developed to validate the Mineral Reserves in the area of operation and update the inventory.

In 2021, drilling was conducted to confirm Reserves within the operations and to know in more detail the characteristics of the deposit.

In 2022, drilling was conducted to confirm Reserves in the same area that the 2021 campaign.

In 2023, from May to June Cementos Pacasmayo carry out a drilling campaign in order to confirm mineral Reserves of Virrila deposit.

1.6.	Sample preparation, analysis and security

Cementos Pacasmayo S.A.A., through its quality control group, performed quality assurance activities for the samples obtained at the Virrila deposit, applying the quality control plan, protocols, and measures necessary to get information on the coquina samples. Laboratory analyses were performed at the chemical laboratory of Piura plant and were applied for the estimation of Resources and Reserves of the deposit.

The Piura plant’s Quality Assurance and Control Department has implemented a sampling and data verification plan for the following processes: raw material reception, raw mill scale, raw mill grinding, kiln feed, coal scale, coal grinding, preheater, kiln filter, clinkerization, cement grinding, mill scale, cement grinding, cement composting, packaging control, packaging-composting and by-pass.

Likewise, Cementos Pacasmayo S.A.A. has implemented quality assurance, quality control (QAQC) protocols to develop exploration and production activities in the Virrila quarry and in the Piura plant to ensure the quality of the information that is used in the estimation of Mineral Resources and Reserves.

Cementos Pacasmayo has procedures for sample preparation, testing, and information security in its operations. The cement plants and operations have implemented the ISO 9001 standard since 2015. Certification is renewed annually through an external audit.

1.7.	Data Verification

Concerning geological activities, CPSAA has a data verification unit for the geological database. This unit has as its main function, the verification of data to be used in the estimation of Mineral Resources and Reserves. For the appropriate administration of information, internal protocols have been implemented that are subject to internal audits. The stages within the verification activities for the geologic data are the data collection, the administration and validation of data received from internal and external laboratories, data tracking through the confirmation of custody chains and finally, validation of data in the database that will allow the development of the Mineral Resources and Reserves model.

The qualified persons followed the defined processes for information flows to support Mineral Resource and Reserve estimation. The qualified person followed the same process as a means of verifying and validating the geologic data. They found that the validated information is congruent in the interpretations of the same, with which the fundamental base geological models were generated for the estimation of the Mineral Resources.

No findings have been found that could invalidate the estimation of the Resources and Reserves of the deposit.

For data verification activities at the cement plant, the Plan, Do, Check and Act (PDCA) methodology is used. This is applied to the technical information received from the company’s internal and external customers. The quality control laboratory compares the results with national and international laboratories as part of the verification procedures.

In the author’s opinion, the methodologies used for collecting and processing data at the cement plant are accurate and free of important errors. The information can be used within the models’ construction and estimates for cement production. Considering that the analyses of the main chemical components and physical properties of the raw materials and final products are made in external laboratories, the quality of the information is adequate for preparing mineral Resource and Reserve Estimates.

1.8.	Mineral processing and metallurgical test

Cementos Pacasmayo has procedures for developing products at the laboratory level and scaling at the industrial level: its guidelines for preparing, reviewing, insurance, and controlling laboratory test reports. Cementos Pacasmayo has a research and development laboratory located in the Pacasmayo plant to evaluate the technical operations of cement plant and quarry operations.

In order for its operations at the Piura plant to have a representative sample of its raw materials and cement, Cementos Pacasmayo performs the analysis of its samples in its internal Research and Development Laboratory located at the Pacasmayo plant.

A significant percentage of Research and Development activities are focused on evaluating different ratios between clinker-mineral additions providing the best functional characteristics to our products, and balancing the benefits generated for the company. Another objective is to identify other additions that can substitute for clinker: slag, pozzolana, fly ash, calcined clays, etc., to reduce our environmental footprint and the cost of cement production. Based on this work, the laboratory has determined (and confirmed with production estimates) that 1 tonne of coquina yields 0.77 tonnes of clinker and the clinker/cement factor of the main cements with additions is 0.72.

The clinker/cement factor of the cement with additions: ICO and MS(MH) were investigated.

For ICO cement, the clinker/cement factor was reduced by 0.71 (2021), 0.67 (2022) and 0.68 (2023). For MS(MH) cement the clinker/cement factor was 0.72 (2021), 0.69 (2022) and 0.70 (2023).

The Research Laboratory issues technical reports following the criteria of international standards to the operations area, which evaluates the convenience of implementing the tests industrially and validating what is reported at the laboratory level.

1.9.	Estimation of Resources and Mineral Reserves

The qualified persons (QPs) have estimated coquina Resources and Reserves for this property. The information from exploration in the previous years has been used for the evaluation, and is the database for the Resources and Reserves model.

The coquina Resources are presented in Table 1. The Resource estimation considered the quality restrictions of coquina received in the Piura plant, limits of the concessions, accessibility to the Resources and legal limits of the mining concessions, relevant economic factors, and modifying factors.

The minimum quality accepted is 48.5% CaO to be used as raw material for cement production. Considering the sales prices of cement at the Piura plant, the economic evaluation used for Resource evaluation is shown in Chapter 19 and uses the same criteria used to estimate Reserves.

Table 1 Mineral Resources (exclusive of Reserves) in the Virrila quarry

	Resources	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Measured	19.9	49.68	0.61	0.66	7.21	0.23	0.20	0.08
	Indicated	28.0	48.92	1.11	1.17	7.42	0.21	0.22	0.08
	Measured + Indicated	47.9	49.24	0.90	0.96	7.33	0.22	0.21	0.08
	Inferred	4.4	46.67	2.15	1.61	9.80	0.23	0.25	0.06

For Reserve estimation, the Resources and the quality criteria, modifying factors, and coquina production costs were considered. The economic results are shown in Chapter 19. The mining method used is open pit mining.

Table 2 Ore Reserves in the Virrila quarry

	Reserves	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Proven	40.3	51.87	0.35	0.70	5.02	0.29	0.16	0.032
	Probable	2.7	49.78	1.08	1.42	6.45	0.25	0.20	0.096
	Total	43.0	51.73	0.40	0.74	5.11	0.29	0.16	0.036

1.10.	Mining Methods

Cementos Pacasmayo S.A.A. is the current owner of the Virrila quarry and is in charge of the coquina´s production. The loading/transport of coquina has been outsourced to a contractor, Cementos Pacasmayo S.A.A. supervises the quarry to verify the activities and output according to the requirements of the Cement Plant.

The mining of coquina at the Virrila quarry consider the activities of Stripping, surface mining, stacking, loading for dispatch, weighing and dispatch.

Figure 1 Mining secuence of Virrila quarry

The main equipment used for the production of coquina in the Virrila quarry is a surface miner, front loader and dump truck. Also auxiliary equipment is necessary like pikup van, tanker truck and other equipment.

The mining plan of the Virrila quarry consider an average annual production of 1.43 million tonnes of coquina for the next 30 years and a stripping rate of 0.41.

Based on the plant requirements and sales projection for the next 30 years, the pit design parameters for the Virrila quarry are maximum pit height, maximum bench height and pit bank slope.

1.11.	Processing Plant and Infrastructure

Cement production considers the stages of raw material extraction, raw material grinding and homogenization, clinkerization, cement grinding, silo storage and packaging, loading, and transportation. Cement is moved through pneumatic conveyors to bagging systems to be packed in bags and then loaded onto trucks operated by third parties for distribution.

Figure 2 Piura plant process block diagram

The raw materials for cement production are coquina, sand, iron, clay, and coal. The mixture of these raw materials is the ground material called raw meal, which is fed to the calcining kiln to produce clinker. Coquina represents 83.46% by weight of the raw meal.

Clinker and additions are used to produce cement. The additions used in cement production are slag, pozzolana, shale, and gypsum.

Currently, the Piura cement plant has a clinker/cement ratio of 0.71.

The Piura plant has an electrical substation of 37.50 MW and uses electricity supplied from the national grid.

Cementos Pacasmayo has implemented a preventive and corrective maintenance plan to prevent interruptions in cement production.

Cementos Pacasmayo maintains operating efficiency to control costs and operating margins, and has initiatives to diversify energy sources and secure supply when possible.

1.12.	Market studies

The Peruvian cement market is geographically segmented by region: northern region, central region, and southern region, and each area is served by several companies, most of which are cement producers.

The main companies that supply the Peruvian cement market are Cementos Pacasmayo, UNACEM, and Cemento Yura. Some companies import cement or clinker, such as Cemento Inka, Cemento Nacional and Cemex, among others.

Companies that market cement in Peru follow the Peruvian Technical Standards associated with cement technical specifications.

Portland cement is subdivided into Type I and Type V cement. Portland Cement is subdivided into Type ICO, Type IL, Type IP, and Type I (PM); and finally, Hydraulic Cements specified by performance are Type GU, Type MS (MH), Type HS, Type HE, Type MH, and Type LH.

Cementos Pacasmayo, being the leading company in the production and sale of cement in the Northern Region, has a market share in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. Cementos Pacasmayo also has a market share of 93.8% in the country’s northern region.

Annual cement deliveries nationwide for the year 2023 reached 12.2 million tons, while total cement deliveries of Piura plant for 2023 were 1.04 million tons. The Piura plant serves 33.4% of the cement demand in the country’s Northern Region, and its cement dispatches represent almost 35.6% of the three cement plant’s overall shipments.

Table 3 shows the projected demand and price per ton of cement for the next 30 years.

Table 3 Projection of demand and price for the next 30 years

	Shipments (tonnes)	Revenue S/ x t

2024P	847,382	497.8
2025P	1,030,460	470.1
2026P	1,051,069	482.6
2027P	1,356,464	495.4
2028P	1,424,976	508.5
2029P	1,494,859	522.0
2030P	1,566,140	535.8
2031P	1,638,846	550.0
2032P	1,600,000	564.6
2033P	1,600,000	579.6
2034P	1,600,000	594.9
2035P	1,600,000	610.7
2036P	1,600,000	626.9
2037P	1,600,000	643.5
2038P	1,600,000	660.5
2039P	1,600,000	678.0
2040P	1,600,000	696.0
2041P	1,600,000	714.5
2042P	1,600,000	733.4
2043P	1,600,000	752.8
2044P	1,600,000	772.8
2045P	1,600,000	793.3
2046P	1,600,000	814.3
2047P	1,600,000	835.9
2048P	1,600,000	858.0
2049P	1,600,000	880.7
2050P	1,600,000	904.1
2051P	1,600,000	928.0
2052P	1,600,000	952.6
2053P	1,600,000	977.9

1.13.	Capital and operating costs and Economic Analysis

This document presents the cash flow analysis and an economic evaluation of the project based on the current operating costs of the cement plant in Piura. It uses the information on the Virrila quarry for coquina production.

For the Reserves evaluation, the general and macroeconomic assumptions used for the projection of the free/economic cash flows and for the valuation are:

-	Projection horizon: 30 years (2024 to 2053) according to the estimated years of quarry life.

-	Annual inflation rate, 2.90%, based on based on The International Monetary Fund as of October 2023: applies equally to sales price, costs, and expenses.

-	Capital cost projections were determined using a historical ratio of annual investments and maintenance costs which also considers the increase in production volume.

-	The company’s capital structure is being considered in the discount rate (WACC) of 11.56%.

-	Income tax rate: effective rate of actual (historical) business results, 29% - 30%.

-	Workers’ Profit Sharing: 10%.

-	Exchange rate: exchange rate is assumed to remain at 3.80 (USD/PEN).

The economic analysis uses the economic assumptions listed in Chapter 19. The main variables considered in the economic model for the sensitivity analysis were cement price, production cost, and Capex. Some of these main assumptions are listed below here.

The free cash flow is constructed for the economic analysis, which does not incorporate the financing structure. The latter is considered in the weighted average cost of capital (WACC) to discount future cash flows. The following financial parameters were calculated:

●	NPV of 1,664 million Soles at a discount rate of 11.56%.

●	30-year mine life

●	Average plant throughput for cement production: 1.5 million tonnes per year over the 30-year projection.

●	Average sales price: 687.8 Soles per ton of cement, an average of the 30-year projection, at nominal values.

●	Revenues: 1,046 million Soles, an average of the 30-year projection.

●	Average cash production cost: 428.6 Soles per ton of cement, an average of the 30-year projection, at nominal values.

The cash flow of the project is presented in Table 4 below. The net present value at a discount rate of 11.56% is 1,664 million Soles.

Table 4 Free Cash Flow and valuation

	FCF - Valuation (Thousand S/)
	(-) Taxes (EBIT*t)	(-) CapEx	EBITDA Planta Pacasmayo	Free Cash Flow

2023P	-35,476	-15,488	139,332	88,367
2024P	-41,798	-15,938	162,619	104,884
2025P	-44,430	-16,400	171,473	110,643
2026P	-65,344	-16,875	241,057	158,837
2027P	-71,048	-17,365	257,410	168,998
2028P	-80,970	-17,868	283,543	184,705
2029P	-88,795	-18,386	307,358	200,177
2030P	-91,206	-18,920	315,968	205,842
2031P	-88,098	-19,468	304,740	197,175
2032P	-90,628	-20,033	312,631	201,969
2033P	-92,979	-20,614	315,883	202,290
2034P	-97,783	-21,212	327,775	208,780
2035P	-100,948	-21,827	336,490	213,715
2036P	-102,294	-22,460	340,598	215,845
2037P	-108,257	-23,111	353,369	222,001
2038P	-112,617	-23,781	362,696	226,297
2039P	-115,005	-24,471	367,421	227,945
2040P	-119,961	-25,181	380,815	235,673
2041P	-123,640	-25,911	390,845	241,294
2042P	-125,805	-26,662	396,237	243,770
2043P	-130,757	-27,436	410,304	252,111
2044P	-134,251	-28,231	420,956	258,474
2045P	-135,894	-29,050	427,025	262,081
2046P	-140,774	-29,892	441,793	271,127
2047P	-144,467	-30,759	453,142	277,916
2048P	-146,458	-31,651	460,439	282,330
2049P	-151,719	-32,569	476,463	292,175
2050P	-156,077	-33,514	489,098	299,508
2051P	-159,344	-34,486	497,218	303,389
2052P	-164,936	-35,486	514,082	313,661

WACC	11.56%
Economic NPV (Thousand S/)	1,663,683

Sensitivity analysis was also made to show the influence of changes in prices, OpEx and CapEx on NPV.

Figure 3 Sensitivity of Net Present Value

Figure 4 Sensitivity of EBITDA

1.14.	Adjacent properties

To the north of the Cementos Pacasmayo S.A.A. concession is the Bayovar N° 7 concession owned by Americas Potash Peru S.A. To the east of CPSAA’s concession are concessions Virrila 12, Virrila 19, and Virrila 23 owned by Cementos Pacasmayo S.A.A. To the west are concessions Virrila 6, Virrila 9 and Virrila 14 owned by Cementos Pacasmayo S.A.A. and to the north is concession Virrila 16 owned by Cementos Pacasmayo S.A.A.

1.15.	Conclusions

●	From a legal viewpoint, Cementos Pacasmayo S.A.A. has mining rights for the areas of exploration, development, and production of coquina to supply the cement plants for normal production during the quarry’s life. It also has an agreement with Fundación Comunal San Martín de Sechura for the right of usufruct, surface and easement for the area of operations at the Virrila quarry.

●	Cementos Pacasmayo S.A.A. has been complying with international ISO-9001 (Quality) standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource Estimation and Reserves Estimation.

●	Cementos Pacasmayo S.A.A. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, which are the fundamental basis for the estimation of Resources.

●	The geological modeling of the coquina deposit is consistent with the relationship between the information and the geological model.

●	The Reserves estimations consider the geologic and modifying factors as well as risk. The quality variable is the CaO content which is very stable in the deposit. There also are other secondary variables that determine the quality of the Reserves.

●	In the process of calculating Mineral Reserves and in the production plans of the quarry, these variables have been adequately considered in the mining plan, properly sequenced, and with blending processes. There are sufficient proven and probable Mineral Reserves for the next 30 years.

●	Table 5 shows the Mineral Resources of the Virrila quarry. Likewise, the Mineral Reserves are shown in Table 6.

Table 5 Resource Categorization (exclusive of Reserves) at the Virrila quarry

	Resources	Tonnes Mt	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Measured	19.9	49.68	0.61	0.66	7.21	0.23	0.20	0.08
	Indicated	28.0	48.92	1.11	1.17	7.42	0.21	0.22	0.08
	Measured + Indicated	47.9	49.24	0.90	0.96	7.33	0.22	0.21	0.08
	Inferred	4.4	46.67	2.15	1.61	9.80	0.23	0.25	0.06

Table 6 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Proven	40.3	51.87	0.35	0.70	5.02	0.29	0.16	0.03
	Probable	2.7	49.78	1.08	1.42	6.45	0.25	0.20	0.10
	Total	43.0	51.73	0.40	0.74	5.11	0.29	0.16	0.04

●	The cement plant located in Piura has all the equipment and facilities available to produce cement, using coquina from the Virrila quarry and other necessary materials.

●	The Health, Safety and Environment department is in charge of supervising compliance with the Company’s corporate policies and the various legal requirements of the national regulatory bodies by all company areas.

●	Through its Social Responsibility area, Cementos Pacasmayo S.A.A. has generated relationships of trust with the communities surrounding its operations, which have translated into a solid relationship with our communities, identifying their primary needs in health, education, urban development, and local development.

●	The operation at the Virrila quarry and Piura plant, and related infrastructure, is technically and economically feasible due to the quarry’s life. The sensitivity analysis shows that the operation is economically robust.

1.16.	Recommendations

●	Develop a geological exploration program surrounding the Virrila quarry to discover new coquiniferous zones and other materials related to cement production.

●	Maintain the QaQc program for exploration, development and production activities associated with cement production.

●	It is recommended to carry out the geological interpretation of the data generated during the 2023 diamond drilling campaign, which considered the confirmation of Reserves in zone 2 and zone 4, so that they can be incorporated into the respective models, which will provide them with greater support and robustness.

●	Update and standardize the geological model with the information generated by the diamond drilling campaign, considering that some areas have test wells and other perforations as a source of information.

●	Update the geological model and standardize the information for the estimation of Resources and Reserves, considering that some areas have test pits and other drillings as a source of information.

●	Control the stripping ratio during the operation in order to achieve a reduction in production costs.

2.	Introduction

2.1.	Participants

This technical summary report (TRS) was prepared for Cementos Pacasmayo by qualified persons (QPs), who works for Cementos Pacasmayo, who according to their qualifications and experience, developed the chapters based on their expertise. Likewise, the aforementioned QP’s used the Company information sources, information validated and approved by the competent authorities in Peru, and public information sources. Table 7 indicates the qualified persons who participated in the prepared this document and the chapters and information under their responsibility.

Marco Carrasco, who holds the position of Project Manager of Cementos Pacasmayo, is QP certified by the Mining and Metallurgical Society of America (MMSA) of the United States. He acted as Project Manager, whose primary role was compiled the information received from the QPs of each chapter to have an integrated document. Each QP is responsible for the section they wrote.

2.2.	Terms of Reference

This report summarizes the Pre-feasibility study results of the “UEA Virrila” property for the production of coquina using open-pit mining methods. This technical report summary was prepared as an exhibit to support disclosure of Mineral Resources and Reserves by Cementos Pacasmayo. The information is effective December 31, 2023.

The coquina was produced from the UEA Virrila property located in the Sechura district. This property supplies raw material for the Piura plant where cement is produced. The annual cement production is 1.5 million tonnes per year (Mtpy). This technical report summary estimates Mineral Resources and Reserves according to the regulations published in Securities Exchange Commission (SEC) Form 20-F and under subpart 1300 of Regulation S-K. Actual operating costs have been considered for the estimates and used as a basis for economic projections within the financial analysis.

The report was prepared by the qualified persons listed in Table 7 using available studies and, in some cases (see Chapter 25), relying on information provided by Cementos Pacasmayo, the registrant.

Table 7 List of Cementos Pacasmayo S.A.A. Professionals

Item	Chapter	First and Last Names	Job Position	Profession
0	Compiled all	Marco Carrasco (*)	Project Manager	Chemical Engineer
1	Executive summary	All QPs (**)
2	Introduction	All QPs (**)
3	Property description	Henry Vargas (***)	Environmental Coordinator	Environmental Engineer
4	Accessibility, climate, local Resources, infrastructure and physiography	Henry Vargas (***)	Environmental Coordinator	Environmental Engineer
5	History	Jorge Vega	Mining Projects Superintendent	Mining Engineering
5	History	Jhonson Rodríguez	Senior Geologist	Geological Engineer
6	Geological setting, mineralization, and deposit	Jhonson Rodríguez	Senior Geologist	Geological Engineer
7	Exploration	Jhonson Rodríguez	Senior Geologist	Geological Engineer
8	Sample preparation, analyses, and security	Jhonson Rodríguez	Senior Geologist	Geological Engineer
8	Sample preparation, analyses, and security	Ivanoff Rojas	Production Superintendent	Chemical Engineer
9	Data verification	Jhonson Rodríguez	Senior Geologist	Geological Engineer
9	Data verification	Ivanoff Rojas	Production Superintendent	Chemical Engineer
10	Mineral processing and metallurgical testing	Ivanoff Rojas	Production Superintendent	Chemical Engineer
11	Mineral resource estimates	Jason Gamio (****)	Chief of Planning and Evaluation of Resources and Reserves	Geological Engineer
12	Mineral reserve estimates	Jason Gamio (****)	Chief of Planning and Evaluation of Resources and Reserves	Geological Engineer
13	Mining methods	Jorge Vega	Mining Projects Superintendent	Mining Engineering
14	Processing and recovery methods	Ivanoff Rojas	Production Superintendent	Chemical Engineer
15	Infrastructure	Jorge Vega	Mining Projects Superintendent	Mining Engineering
16	Market studies	Jason Gamio (****)	Chief of Planning and Evaluation of Resources and Reserves	Geological Engineer

17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Henry Vargas (***)	Environmental Coordinator	Environmental Engineer
18	Capital and operating costs	Jason Gamio (****)	Chief of Planning and Evaluation of Resources and Reserves	Geological Engineer
19	Economic analysis	Jason Gamio (****)	Chief of Planning and Evaluation of Resources and Reserves	Geological Engineer
20	Adjacent properties	Henry Vargas (***)	Environmental Coordinator	Environmental Engineer
21	Other relevant data and information	All QPs (**)
22	Interpretation and conclusions	All QPs (**)
23	Recommendations	All QPs (**)
24	References	All QPs (**)
25	Reliance on information provided by the registrant	All QPs (**)

(*)	Marco Carrasco, who holds the position of Project Manager of Cementos Pacasmayo compiled the information received from the QPs of each chapter to have an integrated report. Each QP is responsible for the section they wrote.
(**)	Henry Vargas, Jorge Vega, Jhonson Rodríguez, Ivanoff Rojas and Jason Gamio
(***)	Henry Vargas has joined Cementos Pacasmayo as Environmental Coordinator (December 2022).
(****)	Jason Gamio assumed new responsibilities as Chief of planning and evaluation of resources and reserves (April 2023).

2.3.	Conventions

Unless otherwise indicated in the report, all currencies are in soles and all measurements and units are in the metric system. The UEA Virrila property is represented by Universal Transverse Mercator (UTM) coordinates. Unless otherwise indicated, all coordinates referenced in this report and the accompanying figures, tables, maps, and sections are provided in the WGS84 coordinate system, UTM 17S zone.

2.4.	Previous Work and Sources of Information

The information used is sufficient to allow this TRS to be completed with the level of detail required by Regulation S-K subpart 1300. The information used included exploration results from the various drilling campaigns, actual information from Cementos Pacasmayo’s operations, information submitted to and approved by the corresponding authorities and public information in organizations specialized in the cement industry. The list of sources of information is presented in Chapter 24 of this report.

2.5.	Details of QP Personal Inspection

The QP’s who developed this document visited the Virrila quarry and the Piura plant as part of their activities for 2023.

Table 8 QP’s field visit

Item	First and Last Names	Job Position	Profession	Field visit
1	Henry Vargas	Environmental Coordinator	Environmental Engineer	Mr. Vargas inspected the environmental monitoring points, solid waste areas, raw material warehouse, and the administrative area of the Piura plant and Virrila quarry to verify the environmental controls.
2	Jorge Vega	Mining Projects Superintendent	Mining Engineering	Mr. Vega has visited the Virrila quarry on a regular basis, most recently on June 2022. During the most recent site visit, Mr. Vega inspected the production zones, the quarry design parameters and the equipment’s condition. During 2023, he coordinated with operational staff about the items above.
3	Jhonson Rodríguez	Senior Geologist	Geological Engineer	Mr. Rodríguez has regularly visited the Virrila quarry and Piura plant, most recently in October 2022. He visited core facilities and discussed grade control, geological mapping, exploration and delineation drill practices, diamond drill core logging, quality assurance, quality control (QA/QC), and laboratories. During 2023, he coordinated with operational staff about the items above.
4	Ivanoff Rojas	Production Superintendent	Chemical Engineer	Piura Plant, all year as part of his duties in the production department.
5	Jason Gamio	Chief of planning and evaluation of resources and reserves	Geological Engineer	Mr. Gamio has visited the Virrila quarry and Piura plant regularly. The last visit to the Virrila quarry and Piura plant was in July 2022, visiting core facilities, discussing grade control, geological mapping, exploration, and delineation drill practices, diamond drill core logging, quality assurance, and quality control (QA/QC), raw material storage and mineral reserve estimation practices. During 2023, he coordinated with operational staff about the items above.
6	Marco Carrasco	Project Manager	Chemical Engineer	From September to December 2023, Mr. Carrasco visited the Piura plant multiple times. His last visit to the Virrila quarry was in 2022, but during 2023, he coordinated remotely with operational staff. His visit emphasized the operational cement process and equipment conditions (kilns, mills, storages (raw material and sub-products and products, etc)).

2.6.	Previously Filed Technical Report Summary

This Technical Report Summary (TRS) updates the previously filed technical report summary for the property. The previously filed TRS is the “Technical Report Summary (TRS), Virrila Quarry and Piura Cement Plant 20-F 229.601”, which was filed as Exhibit 96.2 of the CPSAA’s Annual.

3.	Property description

3.1.	Virrila quarry

The quarry is located in Sechura District, Sechura Province, Piura Region. It is located 192 Km from Cementos Pacasmayo S.A.A.’s Piura plant.

The Peruvian State granted the mining right to Cementos Pacasmayo S.A.A. to carry out exploration and production activities that allow non-metallic minerals found in the subsurface through mining concessions.

The mining rights registered with the authority, Instituto Geológico Minero y Metalúrgico (INGEMMET) are as follows Virrila 3, Virrila 4, Virrila 6, Virrila 7, Virrila 8, Virrila 9, Virrila 10, Virrila 11, Virrila 12, Virrila 13, Virrila 14, Virrila 15, Virrila 16, Virrila 17, Virrila 18, Virrila 19, Virrila 20, Virrila 21, Virrila 22, Virrila 23 y Bayovar N° 4. The area of the mining property is 38,226.00 Hectares.

The mining rights (the mining concession title) are granted by INGEMMET of the Energy and Mines Sector through a Presidential Resolution. It is determined to include the mining rights in the Virrila Economic-Administrative Unit (UEA).

On March 31, 2016, by Presidential Resolution No. 0147-2016-INGEMMET/PCD/PM, the competent authority granted to CPSAA the Virrila Economic-Administrative Unit (UEA), with code No. 01-00011-00-U of Cementos Pacasmayo S.A.A. These mining rights included 21 mining concessions.

Table 9 UEA Virrila Concessions

N°	Code	Name	Hectares	Material
1	010221599	Virrila 3	600.00	Non Metallic
2	010221699	Virrila 4	400.00	Non Metallic
3	010531406	Virrila 6	600.00	Non Metallic
4	010531306	Virrila 7	700.00	Non Metallic
5	010089707	Virrila 8	500.00	Non Metallic
6	010089807	Virrila 9	1000.00	Non Metallic
7	010089907	Virrila 10	1000.00	Non Metallic
8	010090007	Virrila 11	900.00	Non Metallic
9	010090107	Virrila 12	700.00	Non Metallic
10	010090207	Virrila 13	800.00	Non Metallic
11	010090307	Virrila 14	900.00	Non Metallic
12	010090407	Virrila 15	600.00	Non Metallic
13	010090507	Virrila 16	1000.00	Non Metallic
14	010090607	Virrila 17	1000.00	Non Metallic
15	010090707	Virrila 18	1000.00	Non Metallic
16	010090807	Virrila 19	1000.00	Non Metallic
17	010090907	Virrila 20	1000.00	Non Metallic
18	010091007	Virrila 21	1000.00	Non Metallic
19	010091107	Virrila 22	1000.00	Non Metallic
20	010479607	Virrila 23	200.00	Non Metallic
21	12000440Y01	Bayovar N° 4	22326.00	Non Metallic

The properties described above were granted by the authority (INGEMMET) from 2000 to 2008. Table 10 shows the UTM central coordinates of the Virrila Economic Administrative Unit (UEA).

Table 10 Central coordinates of the UEA Virrila property

North	East	Radius	Zone
9,350,000	526,000	20,000	17

In accordance with this, the Virrila UEA includes twenty-one (21) non-metallic mining rights with an extension of 38,226.00 hectares, in favor of Cementos Pacasmayo S.A.A., owner of said rights; located in the district of Sechura, province of Sechura and department of Piura.

Cementos Pacasmayo S.A.A. complies annually with the payments for the rights to the Virrila concessions.

These payments must be made from the first business day of January to June 30 of each year, CPSAA provides the Financial Entities in charge of receiving the payments with the SINGLE CODE (see Table 9) of its mining rights, to comply with its obligation.

In the case of Virrila concessions, the payment is equivalent to US$3 per hectare.

Likewise, Cementos Pacasmayo S.A.A. pays royalties to the State as established by the Authority in Law N° 28258 and its amendment N° 29788.

Cementos Pacasmayo S.A.A currently has an agreement with the Fundacion Comunal San Martin de Sechura for the use of the surface land associated with the production area of the Virrila quarry. The area of usufruct, surface and easement rights held by Fundación Comunal San Martín de Sechura is 14,842.800 hectares. Superintendencia Nacional de los Registros Públicos (SUNARP).

Figure 5 UEA Virrila map

3.2.	Piura Industrial Cement Plant

The cement plant property is located in the Veintiséis de Octubre District, Piura Province, Piura Region. The Piura plant is located at kilometer 3 of the Piura highway.

The property is shown in Figure 5, and Table 11 shows the UTM coordinates of the center of the circle of the Piura plant:

Table 11 Central coordinates of the Piura cement plant

North	East	Radius	Zone
531293.65	9429098.05	650.00	17

The area of the property is 42.28 hectares. The property is registered in the National Superintendence of Public Registries (SUNARP) under the registration numbers 11161659 and 11164329 in the registry zone No. I SEDE PIURA, Piura Registry Office.

Cementos Pacasmayo S.A.A. pays taxes to the government as established by the Municipal Authority in the case of the Piura plant.

Figure 6 Piura plant perimeter

4.	Accesibility, climate, local resources, infrastructure and physiography

This chapter describes the accessibility, climate, local resources and infrastructure for the Virrila quarry and Piura plant. Information obtained from technical and environmental studies.

4.1.	Virrila quarry

Topography

The topography of the study area is homogeneous, comprising a flat relief made up of a large plain belonging to the Sechura desert.

Access

There is an access road to this quarry from Lima to Piura. The Piura plant is located in Piura city, and it is located 192 km from Virrila quarry and 950 Km from Lima.

The main access is by land. The journey from Lima to the Virrila quarry is as follows: Lima - Sechura (950 km) for a total of 15 hours.

By air, the route is as follows: Lima - Piura in 1.5 hours flight and an additional 1 hour drive on the Panamerican Highway north.

Climate

The quarry has a temperate and wet climate, with little rainfall, mainly between February and April. Meteorological information was taken at the SENAMHI Chusis station, the closest to the quarry. According to the data from this station, the predominant wind direction is from the S and SE.

From the analysis of the information from 2010-2014, it is evident that there is rainfall in the area in March and April. The months with less precipitation are June, July, August, and September. The month of March has the highest rainfall in the years analyzed, with a monthly total of 54.11 mm.

Temperature

The highest temperature values were recorded in January, February, and March, and the lowest in August and September. Reported temperatures for 2010-2014 were evaluated, showing temperature variations between 17.8 °C and 29.5 °C on average.

Physiography

The quarry area is located in a basin where sedimentation was interrupted by tectonic movements with changes in accumulation styles until the Pliocene.

The lithostratigraphy of the area consists of Cenozoic sedimentary units corresponding to the Tertiary period that are not exposed on the surface and Quaternary deposits (Tablezo Lobitos, Quaternary deposits of ancient alluvial, recent alluvial, coastal, lacustrine, beach and eolian origin).

Other geomorphological units outside the quarry area were identified as the estuary and floodplain.

The degree of slope of the predominant land surface is flat to slightly sloping. According to its formation and dominant material type, the plain landscape is Aeolian and Marine Plain.

Floods and tsunamis form external geodynamics. Earthquakes form internal geodynamics.

Local resources and infraestructure

The quarry personnel is divided into Cementos Pacasmayo S.A.A. personnel and contractor personnel.

The quarry is located 61.7 kilometers from the town of Sechura, which has the resources of a town. Contractor personnel is transported by bus and pickup trucks for supervision personnel.

A powerhouse provides a power supply with a generator set installed.

4.2.	Piura industrial cement plant

The Piura plant is located in the province of Piura and region of the same name. The plant is located 192 km from the Virrila quarry.

Topography

The Piura plant area is located on the left bank of the Piura to Paita highway, 3 km from the city of Piura, and has a coastal plain topography, with thick banks of semi-compacted and compacted sands at an average depth of 0.50 m.

Climate

The Piura plant area has a predominantly arid and warm climate with no rainfall for most of the year. When the El Niño phenomenon occurs, there is rainfall, especially between December and June. The average maximum temperature is 31.2°C, and the minimum is 17.7°C.

The dry season is from May to December, and the rainy season is from January to April. The highest rainfall occurs in March, reaching a value of 448.4 mm.

The average annual relative humidity has 69.9%; the lowest value of 66.5% was recorded in February and the highest value of 74.4% in June.

Regarding wind speed data, the month with the lowest wind speed is March with 1.9 m/sec, and the month with the highest wind speed is September with 3.3 m/sec. Regarding the data on wind direction, the wind direction is predominantly from south to north.

Physiography

In the study area, the slope of the land is slightly inclined because it is covered by eolian materials made up of light gray silty sands and sands, with loose sands resulting from the transfer of alluvial and fluvial materials by the wind; these are accumulations of sands of variable thickness. It is possible to identify within the plains anthropic areas of recent works. Likewise, it is possible to distinguish the slope phase from flat to slightly inclined (0 - 4%).

Geomorphology

The geomorphology of the Piura Region is the result of a succession of events related to processes of uplift, subsidence, erosion, sedimentation, and deformation of the materials deposited in the sedimentary basins. This scenario has identified the following geoforms: Ardisols Sands, Tablezos, Coastal Plain, Aeolian Sand Mantos.

Local resources and infrastructure

Personnel at the Piura plant are divided into Cementos Pacasmayo S.A.A. and contractors. Most of the personnel live in the city of Piura and travel to the cement plant in company buses or their own vehicles.

Power is supplied through the national grid. Cementos Pacasmayo has a contract with ENOSA (Electric Company), which provides power through a 60 KV transmission line.

A deep well supplies water to the Piura plant.

5.	History

Virrila quarry is a coquina quarry mining coquina that is suitable for different types of construction cement; Cementos Pacasmayo S.A.A owns the mineral deposit.

The Virrila quarry started operations on September 17, 2015. Cementos Pacasmayo hired San Martin Contratistas Generales S.A. to be the contractor in charge of production from the start of operations until March 14, 2020.

Due to the Covid-19 pandemic, operations at the Virrila quarry were suspended from March until September 2020.

After the suspension, the mining contractor Posada Perú S.A.C started operations at the Virrila quarry on September 14, 2020, until December 30, 2021.

January 3, 2022, the mining contractor San Martin Contratistas Generales S.A. was hired for the production of the coquina. The transport the coquina from the Virrila quarry to the Piura plant is in charge of TRC and Induamerica companies.

During the 2023 period, two mining contractors worked at the Virrilá quarry operations from January to April with San Martin Contratistas Generales S.A. and from October to December with Sechura Ingenieria y Contrucción E.I.R.L.

In 2023, from May to June Cementos Pacasmayo carry out a drilling campaign in order to confirm Reserves in the zona 2 and zone 4.

From May to September 2023, Virrila quarry stopped operations due to the interruption of traffic caused by the overflow of the La Niña lagoon provoked by cyclone Yaku. Likewise, the Piura plant stopped its clinker production operations (raw meal milling, coal milling and reception of raw materials) from July to September was to avoid exceeding the strategic inventories (clinker). The cement grinding, receiving (cement additions), packaging and dispatching processes remained active to cover the cement demand.

Virrila quarry and Piura plant restarted operations.

6.	Geological setting, mineralization, and deposit

6.1.	Regional geology

The strata of the district of Sechura, province of Sechura, Piura region, consists of Cenozoic Age sedimentary strata of the Tablazo Talara deposit, Tablazo Lobitos deposit, Eolian deposits, Alluvial deposits and Recent deposits.

The lithostratigraphic units found in the area correspond to Quaternary-Pleistocene deposits (2.58 to 0.129 Ma). Within this category are first the tablazos, then the eolian deposits and old alluvial deposits with little diagenesis. The tablazos were first described by T.O. BOSWORTH (1922) in the Talara - Mancora region and finally followed by the recent deposits.

Table 12 Regional stratigraphic column

6.2.	Local geology

Geologically, the study area corresponds to the desert zone of Sechura and is represented by sedimentary materials from the Recent Quaternary.

It is made up of silty sand deposits with intercalations of medium to fine-grained sands and coquina horizons.

Below the recent deposits, there are diagenetic eolian deposits in a sandy matrix with calcareous cement. And underneath these are intercalations of conglomerates with gray diatomites, intercalated with white reef sandstones, corresponding to the Tablazo of Talara and the upper levels of the Zapallal Formation.

Cenozoic - Tertiary (Miocene)

Zapallal Formation (Tm-zas)

This lithostratigraphic unit is an outcrop only in its upper member in the southern and northeastern part of the quarry area. It comprises compact fine sand, coquina with fragments of reef shells, and conglomerate levels of diverse lithology with gravels smaller than 2” in a sandy matrix with little cement.

It is covered by light brown eolian sand, plant remains, and some very scarce remains of calcareous fragments due to erosion of its upper levels.

Cenozoic - Quaternary (Pleistocene)

Talara Tablazo (Qp - tt)

It is a Pleistocene-raised marine terrace. It has a significant extension in the region and constitutes 95% of the total area of the quarry. Its relief is essentially flat, with slight undulations due to wind action and the crossing of small streams, which are activated only during rainy periods. Topographically, this unit develops at an average elevation of 80 meters above sea level, with a slight inclination to the SE. The calcareous deposit of the Virrila quarry is formed by coquiniferous portions of the Tablazo Talara that undergo lateral variations in thickness and composition of calcareous remains.

Cenozoic - Quaternary (Recent)

Aeolian Deposits (Qr - e)

These deposits are accumulations of fine to medium-grained sands transported from their sources of origin by the wind. They occur as small layers or stacks of 1 to 2 meters thick, and are composed of brown silty sand with fragments of reef shells, gravels and remains of roots at the deepest level. At the top, there are gray to dark brown eolian sands with few fragments of shells, reefs, gravels, and roots.

Table 13 Local stratigraphic column of the Virrila quarry

Era	System	Series	Lithostratigraphic units	Lithologic Description
Cenozoic	Quaternary	Recent	Eolic deposits	SU	Gray to dark brown eolian sand, few fragments of coquina, gravels, remains of vegetation.
		Pleistocene	Tablazo Talara	CT	Earthy calcareous in beige to brown sandy matrix. Remnants of coquina, reefs, not very compact or loose and with some gravels.
				B1S	Fragments of bivalves, gray color, with remains of shells and presence of gravel.
				LM	Sandy silt with traces of calcareous, gray to beige color, medium dense, mostly occurring as large lenses within the CT, B1S and A1 layer.
				A1	Calcareous of fine matrix of beige to gray color, with presence of fragments of shells and reefs somewhat preserved of beige to gray color, friable or somewhat compact due to the presence of sulfates.
				A2-A	Semi-compact calcareous, with presence of coral reef and some sand.
				A2	Coral reef fragments of heterogeneous size and somewhat preserved, creamy beige to pinkish color, sometimes accompanied by a fine white calcareous matrix, friable and somewhat compact in contact with the A2-B layer.
				A2-B	Semi-compact coral reef fragments, with some gravel.
				A2-C	Fragments of coral reef, with some gravel.
				A3	Dark beige calcareous fine compact matrix with presence of voids and high magnesium, weak reaction to HCl.
				ARE	Silty sand with traces of calcareous minerals
				B1	Fine matrix calcareous, beige color with preserved coquina fragments of heterogeneous size and traces of gravels.
				B2	Sandy calcareous with remains of fragmented whitish gray shells and with presence of gravels.
				GRV	Conglomerate of sandy matrix, medium to coarse-grained, gray color, compact.
	Tertiary	Miocene	Zapallal Formation	DIA	Diatomite massive green color, semi compact.

6.3.	Characteristics of the deposit

Table 14 shows the characteristics of the deposit.

Table 14 Characteristics of the Virrila deposit

Quarry	Average Width (m)	Average Length (m)	Average Thickness (m)	Average depth (m)		Continuity
				Top Elevation	Lower Elevation
Virrila	950-2000	3100-4000	7-20	37	20	Calcareous sedimentary deposit whose zones are controlled by the continuity of the quality of the strata.

Figure 6 Geological section of the Virrila quarry

7.	Exploration

7.1.	Drilling

During 2007 and 2008, exploration activities were performed to collect geological information from the Virrila quarry.

In 2013, exploration activities were carried out using test pits in the best areas of the concession.

In 2019, activities and sampling in the operation area were developed to validate the reserves in the area of operation and update the inventory.

During 2021, drilling was conducted to confirm Reserves within the operations. The work performed during 2021 aimed to:

●	Obtain representative samples of drill core.

●	Identify and recognize the lithological strata.

●	Perform chemical tests to determine the qualities of the material.

●	Reconfirm the volume and tonnage of the Reserves.

The drilling work was supervised by Cementos Pacasmayo S.A.A. personnel and executed by Ram Peru S.A.C.

Ram Peru S.A.C. executed the diamond drill holes of 10 m depth. The drill holes had a vertical orientation (-90°), and HQ pipe (63, 5 mm) was used.

In 2022, drilling was conducted to confirm Reserves in the same area that the 2021 campaign.

In 2023, drilling campaign was conducted to confirm Reserves in the zone 2 and zone 4. The drilling work was supervised by Cementos Pacasmayo S.A.A. personnel and executed by Ram Peru S.A.C.

Figure 8 Map of the location of drill holes in the Virrila quarry.

ZONA OPERATIVA
9345000 N
9342500 N
9340000 N
9337500 N
525000 E
527500 E
530000 E
532500 E
535000 E

7.2.	Hydrogeology

During 2023, Cementos Pacasmayo did not conduct hydrogeological studies. The last hydrogeological studies were conducted during 2012 and the information was presented in the previously filed TRS titled “Technical Report Summary (TRS), Virrila Quarry and Piura Cement Plant 20-F 229.601”, which was filed as Exhibit 96.2 of the CPSAA’s Annual Report on Form 20-F filed with the SEC on April 28, 2022 (File No. 001-35401).

As stated in the previous TRS, Cementos Pacasmayo hired IENDESA S.A.C to perform a hydrogeological study at the Virrila quarry .The hydrogeological study included the evaluation of 07 Electro Vertical Soundings (SEV).

The results showed that the yields oscillate between 13 to 17 l/s, and the depths range from 134.4 to 271.45 m, indicating the nappe is semi-confined in the Tertiary age sedimentary rocks.

7.3.	Geotechnical studies

During 2023, Cementos Pacasmayo did not conduct geotechnical studies, The last geotechnical study was conducted 2013 and the information was presented in the previously filed TRS titled “Technical Report Summary (TRS), Virrila Quarry and Piura Cement Plant 20-F 229.601”, which was filed as Exhibit 96.2 of the CPSAA’s Annual Report on Form 20-F filed with the SEC on April 28, 2022 (File No. 001-35401).

As per the previously filed TRS, the geotechnical studies concluded, based on the geotechnical test work that the current slopes at the Virrila quarry are stable for static and pseudo-static loading conditions, with safety factors above the minimum recommended for operating conditions.

8.	Sample preparation, analysis and security

This Chapter describes the preparation, analysis and security of the samples used for the geology, quarry and cement plant operations.

8.1.	Geology and Quarry

Cementos Pacasmayo S.A.A. has implemented international standards in all its operations, such as quarries and plants. The ISO 9001 standard has been implemented and certified since 2015. The certification is renewed annually through an external audit.

The SSOMASIG department (Security, Occupational Health, Environment and Management Systems) is part of the team that determines and gives the necessary support for maintaining the ISO 9001 (Quality). The scope is in all the company’s activities.

The Geology department has protocols for the activities of sample preparation methods, quality control procedues, security and other activities.

8.1.1.	Preparation of samples, procedures, assays and laboratories

Samples obtained from the drill holes are placed in holders to be duly coded, cut, bagged and sent to the laboratory at the Piura plant and are occasionally sent to an external laboratory following the company’s procedures.

Certimin S.A. is used as an external laboratory for chemical analysis. This laboratory has modern facilities for developing mining services associated with the cement industry and technical support in the geochemical field for national and international companies. Certimin S.A. is a Peruvian laboratory certified in ISO 9001, ISO 14001, ISO 45001, NTP-ISO/IEC 17025 Accreditation and membership in ASTM.

For the coquina samples, the laboratory analyses evaluate CaO, MgO, AlO3, SiO2, Fe2O3 and SO3. Once received in the laboratory, the properties of the coquina to be used in cement production are analyzed

8.1.2.	Quality Assurance Actions

Cementos Pacasmayo S.A.A., through its Quality Control unit, performed quality assurance activities for the samples obtained in the Virrila deposit, applying the quality plan, procedures and measures necessary to obtain information from the coquina samples. The laboratory analyses were performed in the chemical laboratory of the Piura plant. The results were used for the estimation of Resources and Reserves of the deposit.

8.1.3.	Quality Plan

Cementos Pacasmayo S.A.A. has implemented QAQC protocols to develop exploration and production activities in the Virrila quarry to ensure the quality of the information that allows the estimation of Mineral Resources and Reserves in the deposit.

During the 2022 drilling campaign, the QAQC control protocols were applied, and the samples obtained were sent to the Piura plant laboratory for analysis. As part of the procedure, thick Duplicate and Twin samples were inserted, representing 3.22% and 24.8% as the insertion ratio. Calcium oxide (CaO), which is the main component of the seashell for cement production, was analyzed. The Coarse Duplicate samples represent 3.22% of the sample and 24.8% as the insertation ratio, the results present an error of 3% for the CaO. The percentage of good samples was 97%. On the other hand, the quality control results for the Twin samples showed an error of 3% for the CaO, which is below the permitted error of 30%. Also used were 33 samples of fine blanks and 34 standard samples prepared by an external laboratory (Certmin).

The quality plan implemented by Cementos Pacasmayo for the quarries includes the insertion of blanks, duplicates and standards to control the precision, accuracy, and contamination in the samples.

Table 15 Quality Plan of the Virrila quarry

Blanks	Duplicates	Standards	Remark
1 control sample for each batch of 20 samples.	2 control sample for each batch of 20 samples.	1 control sample for each batch of 20 samples.	Cementos Pacasmayo protocol ¨OM-GL-PRT-0023-R0¨.

8.1.4.	Sample security

Cementos Pacasmayo S.A.A. has implemented QAQC protocols to develop exploration and production activities in the Virrila quarry to ensure the quality of the information that allows the estimation of Resources and Reserves in the deposit.

During the drilling campaigns, Cementos Pacasmayo S.A.A. had built a core shack where the samples are correctly stored to preserve their quality.

CPSAA provided the necessary materials for the storage and transport of the samples. CPSAA also implemented sampling cards with information on the name of the project, name of the borehole to be sampled, date of sampling, sampling interval, sampling manager, sampling, and type of sample or control sample.

All samples were labeled and a photographic record is available. The photographic record of each sampling bag is made together with the weighing of the sample.

8.1.5.	Chain custody

CPSAA implemented chain-of-custody systems to guarantee the physical security of the samples, data and associated records. The traceability of the sample from its generation to its analysis and subsequent conservation of rejects and pulps. At the Virrila quarry, core samples are duly stored in the coreshack.

8.1.6.	Qualified Person’s Opinion on Cement Plant QAQC

In the qualified person’s opinion, Cementos Pacasmayo has been complying with the international standards of ISO-9001 (Quality) since 2015 and has implemented Quality Assurance and Quality Control (QAQC). Cementos Pacasmayo S.A.A. has used a QAQC check program comprising blank, standard, and duplicate samples.

The actual sample storage areas and procedures are consistent with industry standards.

There is information on sample preparation methods, quality control measures and sample security. These results are accurate and free of significant error. The protocols in the different exploration and production processes strictly comply with local and international best practices.

The sample preparation, security, and analytical procedures used to acquire the data in this report are adequate for use in the construction of the Geological Model, Resource Estimation, and Reserve Estimation.

8.2.	Piura Plant

8.2.1.	Samples preparation, procedures, assays and laboratories

Cementos Pacasmayo S.A.A. has a quality control plan for each of its operations as part of the corporate quality system.

The quality control plan (PI-CC-D-01/ Rev 05) describes the evaluation methods used in the Piura Plant’s quality control laboratory, applied to samples of raw materials such as coquina, sand, clays, and iron ore; in-process products: raw meal, clinker, and cement; active additions: gypsum mineral, pozzolana, slag, and coquina; and finished products such as MS, ICO and Type I packaged cement.

Different analytical methods are applied for the physical and chemical characterization of raw materials, products in-process, and finished products, such as classical tests, X-ray fluorescence tests, X-ray diffractometry tests, potentiometry, among other analytical techniques supported by equipment designed for such specific purposes.

The analytical methods are based on guidelines described in ASTM, NTP (Peruvian Technical Standard), and ISO standards.

8.2.1.1.	Raw materials sample preparation

The sample preparation consists of the collection and preparation of samples. The sample preparation procedure consists of primary crushing, pulverization and reduction of the sample by the quartering method. The sample is pulverized in the ring mill.

8.2.1.2.	Laboratory analysis

The Piura plant laboratory has implemented the ISO 9001 standard; it has different instrumental equipment. The annual maintenance and calibration program is applied to ensure the reliability and traceability of the measurements performed.

The major equipment is X-ray fluorescence (XRF), which is used for chemical control of the different plant processes, such as:

●	Reception and entry of raw materials.

●	Grinding of raw meal and coal.

●	Production of clinker.

●	Grinding and packaging of cement.

Also, the hydraulic press is used to determine and analyze the compressive strength of the different types of cement produced in the plant.

For all types of cement, different physical characterization tests are performed, such as air content test, Blaine fineness, autoclave expansion, compressive strength, and setting time using the Vicat needle method.

Other complementary tests are autoclave shrinkage test, expansion in the mortar at 14 days, expansion by sulfates at six months, chemical tests by the classical method to determine loss on ignition and insoluble residue.

8.2.2.	Quality Assurance Actions

The PI-CC-D-01/Rev 04 sampling and data verification plan applies to the processes of reception of raw materials, raw mill scale, raw meal milling, kiln feeding, coal scale, coal milling, preheater, kiln filter, Clinkerization, cement mill scale, cement grinding, composite cement grinding, packaging control and packaging – composite.

Table 16 Tests and frequency for each stage of the process

Stage	Tests	Frequency
Reception of raw materials	XRF pellets, XRF beads, moisture, RM-3in, calorific power and Cl by potentiometry	Every 5 to 10 trucks
Raw mill scale	XRF pellets, XRF beads and Cl by potentiometry	1 time per shift
Crude milling	XRF pellets, RM 170 and loss on ignition.	Every hour or up to 1 time per shift.
Kiln feeding	XRF pellets, RM 170 and loss on ignition.	Every 2 hours
Coal scale	XRF pellets, calorific power and moisture.	Every 4 hours
Coal milling	XRF pellets, RM 63 um, calorific power and fine moisture.	Every 4 hours
Preheater	XRF beads, loss to fire, calcination and volatilization.	Every 2 hours
Kiln filter	Loss on ignition, XRF beads and Cl by potentiometry.	One sample per shift
Clinkerization	XRF pellets	Every hour
Cement Mill scale	XRF pellets, XRF beads for daily composting and XRF bead for daily composting	One sample per shift
Cement grinding	XRF pellets, Rm 325, RM 450, loss on ignition, Blaine and cal libre	Every 15 min or 1 time per shift
Composite cement grinding	XRF pellets, loss on ignition, insoluble residue (Type I), cal libre, Blaine, Rm 325, RM 450, compressive strength, setting, autoclave expansion and setting time using the Vicat needle method.	One sample per day
Packaging control	RM 1/2in, RM8 and XRF pellets	every 4 hours, every 100 big bags, every 5 trucks
Packaging – Composite	XRF pellets, loss on ignition, insoluble residue (Type I), cal libre, Blaine, Rm 325, RM 450, compressive strength, setting, autoclave expansion, setting time using the Vicat needle method, density, 14-day mortar bar expansion, sulfate resistance and heat of hydration (In Pacasmayo Cement Plant).	One sample per day

The quality plan implemented by Cementos Pacasmayo for the cement plants includes the insertion of standards to control the accuracy in the samples. As part of the quality plan, the laboratory evaluates its performance through external interlaboratory; in this sense, the laboratory participates in 02 interlaboratory:

●	CCRL: Compliance greater than 97% in qualification Z Score > 4

●	XAMTEC: Qualification greater than 99%.

Quality assurance actions include control of finished products, control of non-conforming products, validation of silos, density analysis, QAQC program, quality plan and quality control parameters for raw materials received at the Piura plant.

8.2.3.	Security of the samples

Cementos Pacasmayo S.A.A has implemented QaQc protocols to develop cement production activities at the Piura plant to ensure the quality of the information that allows the Estimation of the Resources and Reserves of the deposit.

Sampling of raw materials, raw meal and cement during the cement production process at the Piura plant is carried out by the contractor Bureau Veritas.

Sample preparation consists of sample collection and preparation for raw material, raw meal, coal, clinker and cement.

The testing procedures are physical testing for cement, wet chemical analysis, and operation of XRF equipment.

Likewise, the control parameters are raw material parameters, pozzolana, slag, mineral reception parameters, clinker production parameters, raw material parameters for raw meal; raw meal feed parameters, raw meal milling parameters, coal milling parameters, and cement milling parameters.

8.2.4.	Qualified Person’s Opinion on cement plant QAQC

Cementos Pacasmayo S.A.A. has a Quality Assurance, Research and Development area that ensures compliance with the requirements for finished products specified in Peruvian technical standards, which are traceable to the standards of the American Society for Testing and Materials (ASTM).

The Research and Development area is located at the Pacasmayo plant, and its scope includes operations at the Piura plant.

Compliance with the requirements based on the quality assurance management system, the indicator was 0% of nonconforming products in the market. This evaluated under the specification of Standards NTP 334.009, NTP 334.090 and NTP 334.082 (similar to ASTM C150 and ASTM C1157). Likewise, the level of customer satisfaction (G-GH-F-03 / Rev. 03 Customer satisfaction) is 90.82%.

Based on the above, in the qualified person’s opinion, the quality assurance system at the Piura plant, which includes preparation methods, procedures, analysis, and security, complies with the best practices in the industry, thus ensuring that the end customer has confidence in the level of quality of the products marketed by Cementos Pacasmayo.

9.	Data verification

This Chapter shows the data verification activities for the geology, quarry, and cement plant areas.

9.1.	Geology and quarry

9.1.1.	Data Verification procedure

CPSAA has an unit specialized in the compilation, verification and standardization of information for the geological database. It’s main function is the validation of the data to be used in the estimation of mineral Resources and Reserves. For the proper management of the information, internal protocols have been implemented, which are subject to internal audits.

9.1.2.	Data collection

The data collection applies to exploration activities. For diamond drilling, the process flow for planning and executing drilling, survey methods for reporting drill collars and ddh / verification of the quality of information and recovery process of the core information. In addition, for geological sampling activities, the processes flowsheet, validation and consistency of sample information, sample preparation and testing, density, registration process and digital photographic storage are used.

9.1.3.	Management and Validation of Database

The stages for management and validation of database are the recovery, processing and storage of the database. Which includes database development process flow, information standardization and integration process, information storage strategy, appropriate database technology, structure and practicality of the database system that allows a fast and flexible access and input of information and validation of chemical results, which includes the QaQc report.

9.1.4.	Tracking Data

The consistency between the database records and the original registry was verified by the QPs in 2023. No differences were detected between the database and the log files. A digital copy of all records is kept as a pdf file. Digital certificates support the chemical analysis data.

The collection of the information considered the following: drill collars, survey, lithology, samples and assays.

9.1.5.	Validation of Data

The geology department provided copies of all Virrila quarry drilling records, including Excel spreadsheets, driller’s logs, field geologist’s logs, quality results sheets from the Piura laboratory, collar sheets, and survey sheets. Data for each hole was individually checked in the database to confirm accuracy.

The reviews included:

●	Drillhole lithology database comparison to geophysical logs

●	Sample quality database comparison to quality certificates

●	Survey sheets.

●	Collar sheets.

●	Core photographic record.

Typical errors may impact reserve and resource estimation related to discrepancies in original data entry. These errors may include:

●	Incorrect drillhole coordinates (including elevation).

●	Mislabeled drillhole lithology.

●	Unnoticed erroneous quality analyses where duplicate analyses were not requested.

●	Unrecorded drillhole core loss.

Data validation follows the field operational procedures that collect information from the source (collar, survey, lithology, samples, and assays). Finally, when the information is transmitted and uploaded to the mining software for geological modeling and estimation, it is double-checked to eliminate any additional errors.

9.1.6.	Qualified Person’s Opinion Geologic Data

The qualified persons followed the defined processes for information flows to support Resource and Reserve estimation. The qualified person followed the same process as a means of verifying and validating the geologic data. They found that the validated information is congruent in the interpretations of the same, with which the fundamental base geological models were generated for the estimation of the Resources.

No findings have been found that could invalidate the estimation of the Resources and Reserves of the unit.

9.2.	Piura plant

The Quality Control Plan contemplates the following aspects: PDCA cycle, customer, a person in charge, activities, risks, control methods, monitoring, measurement, analysis, evaluation and documentary evidence.

The PDCA cycle is:

●	Plan; during this stage, the following activities are considered: determination of characteristics of raw materials, product in-process and finished product, elaboration of control and matrices parameters, and determination of actions and results in assurance program.

●	Do; during this stage, the following activities are considered: verification and compliance with the requirements and matrices, sampling, and preparation.

●	Check: during this stage, the following activities are considered: chemical analysis by XRF, chemical analysis, physical analyses, recording of results, taking action on non-conformities.

●	Act, during this stage, the following activity is considered, acting to improve.

●	The Quality Assurance Plan is applied to the following customers: production, quarry, provisions chain, and external customer.

9.2.1.	Data verification procedures

The XRF analysis, chemical analysis, and physical analysis are made to verify the results of the samples as part of the Quality Control Plan.

The data resulting from these three types of analysis are recorded and evaluated to determine whether they comply with the technical specifications.

Data verification procedures include internal audits, checklists, statistical tables, reports, data validation, certificates, interlaboratory test reports, and compliance with quality protocols.

9.2.2.	Data validation

Cementos Pacasmayo S.A.A. through its quality assurance and control unit participates in evaluations with international laboratories such as CCRL/ASTM (Concrete and Cement Reference Laboratory), which is an international reference laboratory for construction materials, and Xamtec of Colombia, an international interlaboratory, in order to report reliable data.

The Quality Control laboratories endorse their analysis methods by participating in interlaboratory analysis programs, which compare the results with national and foreign laboratories. The methods of analysis compared are X-ray fluorescence (XRF) and the physical cement tests, which are the methods used to control cement quality. In all the results of these interlaboratory programs, the companies always obtain the best results for each test.

9.2.3.	Qualified Person’s Opinion on cement plant

In the author’s opinion, the methodologies used for collecting and processing data at the cement plant are accurate and free of fundamental errors. This information can be used for the model’s construction and estimates for cement production.

Considering that the analyses of the main chemical components and physical properties of the raw materials and final products are made in external laboratories, the quality of the information is adequate for preparing mineral Resource and Reserve estimates.

10.	Mineral processing and metallurgical testing

10.1.	Nature of testing program

Cementos Pacasmayo S.A.A. has a Quality Assurance and Control and a Research and Development department. The objective of the department is to develop, evaluate, and research procedures for developing products at the laboratory level, and they are scaling up to the industrial level. Another objective is to identify other additions that can substitute for clinker: slag, pozzolana, fly ash, calcined clays, etc., to reduce their environmental footprint and the cost of cement production.

They have also implemented procedures for preparing, reviewing, issuing, and controlling test reports associated with cement production in the Pacasmayo and Piura plants.

Cementos Pacasmayo has implemented the ISO 9001 standard since 2015. The Research and Development laboratory, located at the Pacasmayo plant, is responsible for technical aspects of cement plant and quarry operations (including the Virrila quarry).

A permanent control is carried out with other laboratories to further the results. Likewise, interlaboratory reports are issued with external laboratories such as CCRL (Cement and Concrete Reference Laboratory), a reference laboratory for construction materials at the international level, and Xamtec from Colombia, an internal interlaboratory.

Cementos Pacasmayo S.A.A. has also obtained the certification that certifies compliance with Supreme Decree No. 001-2022, which validates compliance with the Technical Regulation on Hydraulic Cement used in Buildings and General Construction.

Cementos Pacasmayo SAA opted for the highest and most rigorous certification model (Type 5) granted by ICONTEC, which has extensive experience in the certification of products and services.

A significant percentage of Research and Development activities are focused on evaluating different ratios between clinker-mineral additions that provide the best functional characteristics to our products and at the same time keep balance with the benefits generated for the company. Whether it is a requirement or an own initiative oriented to supply any previously identified need, the laboratory tests are developed continuously, seeking to generate an operational benefit to the company. Based on this work, the laboratory has determined (and confirmed with production estimates) that 1 tonne of limestone yields 0.77 tonnes of clinker and the clinker/cement factor with additions is 0.72.

The R&D Laboratory located at the Pacasmayo plant provides analysis and research services to all of the company’s cement plants.

10.2.	Cement Manufacturing Test Results

At the Pacasmayo plant, the studies conducted in the Research and Development Laboratory and the Quality Control area include reducing the clinker/cement factor and substituting slag for pozzolan at the Piura plant. The clinker/cement factor of the cement is 0.71.

10.3.	Qualified Peron Opinion of the Adequacy of the Test Data

The Research Laboratory issues technical reports following the criteria of international standards for the operations area, identifying the correct data, defining the requirements that may vary but include accuracy, consistency, and validity through an evaluation of the data and implementation of solutions, and finally, validating the adequacy of the data.

The operations area then evaluates the convenience of industrially implementing the tests and validating what is reported at the laboratory level.The reliability in the integrity and adequacy of The data reported by the area is based not only on the technical competencies of the collaborators but also on the high scores obtained in the external interlaboratory of recognized entities such as XAMTEC and CCRL in their different programs.

11.	Mineral Resources Estimates

The geological model was developed and structured using Leapfrog software. The QP generated the model solids, taking into account the lithology of the deposit based on the geological characteristics and its quality.

Due to the nature of the deposit in its stratified nature and occurrence, the qualified persons interpreted the geological model with the help of a set of sections parallel to the two main directions of the deposit shape, spaced every 140 meters.

Considering the conceptual model of the project and based on the fieldwork carried out by Cementos Pacasmayo’s geologists, the lithological descriptions were grouped into ten horizons (Table 17).

Table 17 Lithologic units of the Virrila quarry geological model

Lithologic Units	Mine Sight Code ITEM (TLITO)	Numeric Code ITEM (CODEM)
Aeolian sand, brown to brownish color, with coquina remains.	SU	1
Earthy calcareous, creamy beige color, scarce coquina and reefs.	CT	2
Calcareous with compact shell debris	A1	3
Coquina with presence of shells and beige corals	A2-A,A2,A2-B,A2-C	4,5,6,7
Massive compact beige coquina and beige corals	A3	8
Green clayey silt with intercalation of calcareous levels.	LM	9
Beige calcareous compact massive fine matrix.	B1S	10
Gray sand, with traces of calcareous, gravel.	ARE	11
Calcareous with remains of coquina and sand with some gravels.	B1	12
Gray sand, fine grain, friable.	GRV	13
Green diatomite	DIA	14

The main criterion for the geological model is the quality, supported and associated with the lithological aspect.

The lithological criteria are based on the macroscopic physical characteristics of the shell horizons and the percentage of important elements in their composition (oxides).

This analysis uses a quality cut-off of 48.5% of CaO based cement manufacturing technical specifications. In addition, other quality parameters were considered according to the technical specifications. All criteria together allowed the identification of good quality horizons, which were assigned the following codes in the CAPA item.

Table 18 shows the quality parameters for Domo coquina and Addition coquina.

Table 18 Quality Parameters for Dome and Additive coquina

		Domo Coquina	Addition Coquina
CaO (%)	Min.	48.50	NA
	Max.	-	NA
	Target	50.00	NA
MgO (%)	Min.	-	-
	Max.	2.00	2.00
	Target	1.50	1.50
SO3	Min.	-	-
	Max.	0.85	2.50
	Target	0.80	2.00
Cl	Min.	-	-
	Max.	0.035	0.035
	Target	0.030	0.030
Na2O (%)	Min.	-	-
	Max.	0.300	0.30
	Target	0.250	0.25
K2O (%)	Min.	-	-
	Max.	0.200	0.20
	Target	0.150	0.15

The block model was configured based on the dimensions and spatial distribution of the formations containing the material of economic interest.

Table 19 shows the extents of and dimensions of block in the model. (Coordinates in UTM units).

Table 19 Characteristics of the block model

	Minimum (m)	Maximum (m)	Size (m)	Number
X	528,430	533,170	10	474
Y	9,341,860	9,345,360	10	350
Z	20	45	0.5	90

11.1.	Database

The Geological Model used 3,866 samples obtained from 536 diamond drilling wells executed in the current production areas for resource estimation.

The data is processed and managed in Data Shed software and then used in Mine Sight software.

11.2.	Density

The density data for the estimation of the coquina Resources of the Virrila quarry as of December 2023, were taken from the historical data of sampling results carried out in the first drilling campaigns. The density ranges between 1.51 and 1.89 t/m3.

11.3.	Compositing

In general, each geological unit is estimated from the composite data (the composites were restricted to not cross “hard” boundaries between different geological units).

The objective of composting is to create a distribution of grades of equal support (volumes) from the initial samples in the drill hole. Thus, when compositing, one must be careful that the composites preserve the original nature of the sample. The calculated values considered in the compositing were for the SiO2, Al2O3, CaO, MgO, and SO3.

Composites were made at different lengths to determine the optimum compositing length, resulting in compositing at 1 m as the length that best fits the nature of the original sample and is included in the resource estimation process.

In addition, the length of the deposits is considered based on an exact multiple of the height of the blocks used to model the deposit and is also matched to the bench height to be operated.

11.4.	Basic statistics of the data (Assay – Composites)

Table 20 shows the results of the basic statistics of the principal oxides as CaO, SiO2, MgO, Al2O3, SO3, for the original data and the composited data.

QP performed the statistical analysis for each defined body with the interpretation of deposit quality, which were also taken as criteria for modeling and estimation.

Table 20 shows the statistics for “Horizon A2” as this is the main horizon for estimating the Reserves.

Table 20 Basic data statistics

Components	Origen	Valid	Rejected	Minimum	Maximum	Mean	Std. Devn.	Variance	Co. Of Variation
SiO2	Assay	1,769	3	0.46	99.58	5.718	4.394	19.310	0.769
	Composito	1,835	1	0.46	60.73	5.568	3.526	12.435	0.633
CaO	Assay	1,769	3	0.12	55.65	51.503	2.918	8.514	0.057
	Composito	1,835	1	21.25	55.59	51.630	2.353	5.535	0.046
MgO	Assay	1,768	4	0.28	1.76	0.725	0.131	0.017	0.181
	Composito	1,835	1	0.18	1.76	0.709	0.121	0.015	0.171
Na2O	Assay	1,768	4	0.02	0.95	0.302	0.072	0.005	0.238
	Composito	1,834	2	0.02	0.89	0.298	0.068	0.005	0.229
K2O	Assay	1,769	3	0.04	0.97	0.166	0.074	0.005	0.445
	Composito	1,835	1	0.05	0.95	0.159	0.060	0.004	0.377
SO3	Assay	1,759	13	0.01	2.47	0.306	0.243	0.059	0.794
	Composito	1,829	7	0.01	1.97	0.300	0.218	0.047	0.726
Cl	Assay	1,743	29	0.01	0.38	0.033	0.040	0.002	1.227
	Composito	1,814	22	0.01	0.37	0.033	0.037	0.001	1.121

11.5.	Extreme values

Extreme values are considered to be those analysis results that are not representative of the unit being studied and are above the mean plus twice the standard deviation.

Of the extreme values in the laboratory results for the calcareous lithologic units that are being estimated, no deviation has been found, all the results are coherent and representative of the levels to which they correspond.

11.6.	Variogram Analysis

In the variogram analysis of the composited data for each level corresponding to each body of economic interest at the Virrila quarry, the variogram structures found do not show any preferential direction in the correlation. With the variogram is not possible experimental reflects the maximum distance or range and how a point influences another point at different lengths. In this sense, for the Virrila quarry, the inverse of the distance method was applied.

11.7.	Interpolation

The Inverse Distance (ID2) method was used for all variables and Nearest Neighbor (NN) for validations, defining parameters for each estimator. Table 21 shows the main parameters used to define the interpolations of the main CaO variable of the A2 layer and of the secondary variables, respectively.

The interpolations were performed in 3 consecutive processes.

-	The first with a search radius of 2 times the drilling grid.

-	The second with a search radius of 1.5 times the drilling grid and

-	Finally, the range corresponding to 1.0 times the drilling grid.

Regarding the number of composites, we used a minimum of 1 per block and 2 as maximum, for the first interpolation and a minimum of 2 per block and 3 as maximum for the second and a minimum of 3 per block and 4 as maximum, for the third interpolation.

Additionally, a maximum of 1 composite were considered for each borehole taken in the interpolation.

Table 21 Estimation Parameters Secondary Variables

Comment	Pass 1	Pass 2	Pass 3
Distance in X direction	200	200	200
Distance in Y Direction	200	200	200
Distance in Z directions	200	200	200
3D Distance	200	200	200
Min # Comp	1	2	3
Max # Comp	2	3	4
Max # Comp DDH	1	1	1
Element Model IDW	CA4	CA4	CA4
Element MComp IDW	CACA	CACA	CACA
Pass in Model	PSCA4	PSCA4	PSCA4
Pass in comp	PASS3	PASS2	PASS1
Dist comp	DICA4	DICA4	DICA4
# comp for Block	NCCA4	NCCA4	NCCA4
# comp for DHH	NDCA4	NDCA4	NDCA4
Local error	SDCA4	SDCA4	SDCA4
Major Axis	300	200	150
Minor Axis	200	150	100
Vertical Axis	20	20	20
ROT	320	320	320
DIPN	0	0	0
DIPE	0	0	0
Body	RT4	RT4	RT4
Body code	5	5	5
ORE comp	CODEM	CODEM	CODEM
Run extension	1	2	3
Archive 09	vi309.dat	vi309.dat	vi309.dat

11.8.	Resources estimation

Mineral Resource estimates are effective December 31, 2023. All Mineral Resources are estimated at cement plant. For the estimation of Mineral Resources, the analysis considered the CaO content as well as the content of impurities. The impurities are restrictions determined by the cement production plant. Table 22 shows the quantity of Resources and the average values of their quality.

Table 22 Resource Categorization (exclusive of Reserves) at the Virrila quarry

	Resources	Tonnes Mt	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Measured	19.9	49.68	0.61	0.66	7.21	0.23	0.20	0.08
	Indicated	28.0	48.92	1.11	1.17	7.42	0.21	0.22	0.08
	Measured + Indicated	47.9	49.24	0.90	0.96	7.33	0.22	0.21	0.08
	Inferred	4.4	46.67	2.15	1.61	9.80	0.23	0.25	0.06

11.8.1.	Cut-off

For the determination of Resources, the costs of extraction, transportation, cement processing and cement dispatch were considered. The costs are based on actual sources of current operations in Cementos Pacasmayo S.A.A. and the selling price of cement in 497.8 S/. x t during 2024 (at cement plant). Chapter 18 shows the costs and prices for the determination of Mineral Resources. The main factor for the determination of Resources is quality. The cut off can be seen in Table 18, the Virrila quarry is a sedimentary deposit and, thus, the model for the estimation of Resources considered the Virrila quarry as a unit, whose coquina production is carried out by 12 m benches.

11.8.2.	Reasonable prospects of economic extraction

The Mineral Resource estimation considers the Virrila deposit as a set of layers integrated into a single body, defined by the continuity of quality.

The definition of waste is based on the quality (CaO) as the main parameter. The waste is variable in thickness and quality throughout the deposit.

The area associated with the resource estimation is located in the central part of the UEA Virrila and away from the mining property boundaries.

On the other hand, the public road to Bayovar Bay, the transmission line owned by a third party company, and an oil supply pipeline that ends at the port of Petro Peru pass through our mining concessions. It is important to mention that these components do not interfere with the operations in the Virrila quarry nor with the estimation of coquina resources reported in this report.

The Mineral Resource evaluation has considered relevant technical and economic factors such as coquina production costs, cement sales prices, environmental and social viability at our operations.

From the environmental and social point of view, Cementos Pacasmayo has been developing activities in Peru for more than 60 years and is recognized as a Peruvian company with a high reputation, therefore, it is expected that the environmental and social viability will continue.

The economic analysis that shows the economic viability of Mineral Resources is presented in Chapter 19.

The information that supports the estimation of the quarry’s Resources is consistent, which allows obtaining a robust Resource model.

11.9.	Mineral Resources classification

The parameters for Resource classification used by Cementos Pacasmayo S.A.A. were obtained from the experience of calculating the optimum drilling grid for sampling by geostatistical methods. Additionally, the variographic analysis was considered taking as reference the variogram range. After considering all these, resource classification was based on the following criteria:

●	Measured Resource: One regular drilling grid.

●	Indicated Resource: 2 regular perforation grids.

●	Inferred Resource: up to 3 grids.

Several configurations have been defined from this basic configuration, taking into account the number of drill holes and the average search distance.

11.10.	Qualified person’s opinion

The geological modeling of the Virrila quarry deposit has been developed considering four zones.

Currently, the production has migrated and is centered 90% in zone 3, the quality and geological characteristics of the calcareous horizons were considered as a basis for the interpretation and development of the model, taking into account the diamond drilling of the different drilling campaigns. . The relationship between drill hole information and the geological model is consistent.

The process of production in zone 1 is in its final phase, a gradual migration process to zone 3 should be initiated.

The model for zones 2 and 4 has been developed based on the geological interpretation supported by different drilling campaigns.

It is essential to homogenize the criteria for interpreting the geological information of the foru zones so that the models that support the Resources can be standardized.

The information that supports the estimation of the quarry’s Resources is consistent, allowing obtaining a robust resource model.

12.	Mineral Reserves estimates

The total estimated Mineral Reserves in the Virrila quarry are 43 million tonnes which are detailed in Table 23 in their different categories.

In In the periodic update of the Reserves of the Virrila quarry, the Reserves produced within the update of the Resource and Reserves models are taken into account. Also taken into account were any changes to assumptions about “modifying factors” (which should be evaluated), or the change and entry of any new data.

The quality metric used in the Mineral Resources and Reserves estimation is the calcium oxide (CaO) content, which is a stable variable in the deposit. Its specific values depend on the lithological domain with its concentration higher in some lithologies than in others.

Based on the revised Mineral Resources model, the Mineral Reserves were estimated as the indicated and measured resources in the life of mine pit that supports the mining plans for production and supply of coquina to the Cementos Pacasmayo S.A.A. plants.

The QPs estimated life of mine consumption of coquina over the 30 years of mine life is based on the estimated Reserves and the projection of plant needs provided by CPSAA management and finance control department. The projected consumption increases gradually each year.

At the end of 2023 a diamond drilling campaign was carried out in zone 2 and 4, the update of the models will be done for the following year.

12.1.	Criteria for Mineral Reserves determination

The criteria used for the determination of Mineral Reserves are described below.

12.1.1.	Run of Mine (ROM) determination criteria

ROM is considered to be all material produced in the quarry that complies with the specifications and will be sent to the plant for cement production. For determining ROM tonnage, dilution was considered to be negligible. The recovery in the quarry was assumed to be 100%.

12.1.2.	Cement plant recovery

The coquina received at the Piura plant is properly stored and then mixed with other raw materials to obtain the raw meal feed (kiln feed). On average, the raw meal contains 83.46% coquina. After the raw meal is obtained, it is fed to the calcination kiln to obtain clinker. Finally, the clinker is mixed with additives to obtain cement.

12.2.	Reserves estimation methodology

For the determination of the mineral Reserves, the costs of production, transportation, cement processing, and the quality restrictions of the raw material, were considered. The costs are based on actual sources from the current operations of Cementos Pacasmayo S.A.A. in Virrila quarry and Piura plant. Chapter 19 shows the economic analysis to determine the Mineral Reserves.

●	Reserves meet the quality restrictions for coquina at the Piura plant (Table 23).

●	Proven and Probable Reserves are derived from Measured and Indicated Resources, respectively.

●	Proven and Probable Reserves are within the life-of-mine pit designed for the Virrila quarry.

●	Reserves are those for which economic viability has been demonstrated by discounted cash fow analysis based on estimated capital and operating costs.

●	Cementos Pacasmayo S.A.A. has an agreement with the San Martin de Sechura Community associated with the Virrila concession. The agreement allows Cementos Pacasmayo to produce coquina from year 2010 to year 2040.

●	The effective date of the Reserve estimate is December 31, 2023.

●	The point of reference is at the point of delivery to the Piura plant.

The economic analysis that shows the economic viability of Mineral Resources and Reserves is presented in Chapter 19.

12.3.	Reserves estimates

Reserves are expressed in tonnes and are shown in Table 23.

Table 23 Ore Reserves expressed in million tons

	Reserves	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Proven	40.3	51.87	0.35	0.70	5.02	0.29	0.16	0.032
	Probable	2.7	49.78	1.08	1.42	6.45	0.25	0.20	0.096
	Total	43.0	51.73	0.40	0.74	5.11	0.29	0.16	0.036

The Reserves calculated for Virrila quarry from the Mineral Resources consider the risk factors and modifying factors. The quality factors are considered the most sensitive factors that, by their nature, can affect the Reserve estimates. Although the main variable is considered to be CaO, which is very stable in the deposit, there are others that determine the quality of the Reserves and could even affect the process if they are not adequately controlled, such as the Chlorine and SO3 content.

However, in certain conditions the increase of SO3 is acceptable, considering that its genesis, according to its geological nature, comes from gypsum. This is important because it allows a better balance in the cycle of alkalis (Na2O, K2O) considered in the sulfate module.

In the process of calculating Reserves and in the quarry production plans, these variables have been adequately considered in the mining plan by proper production sequencing with blending processes.

In addition to quality factors, ore reserves could change from operating performance-controlled production costs, allowing for maximization of the use of resources in the extractive processes for the use of resources in the extractive processes for the industrialists, guaranteeing the LOM of the quarry.

13.	Mining methods

Cementos Pacasmayo S.A.A. is the current owner of the Virrila quarry and is in charge of the coquina´s production. The loading/transport of coquina has been outsourced to a contractor, Cementos Pacasmayo S.A.A. supervises the quarry to verify the activities and output according to the requirements of the Cement Plant.

In 2013, Cementos Pacasmayo S.A.A. performed a geotechnical study at the Virrila quarry to understand the rock mass.

In 2015, Cementos Pacasmayo S.A.A. carried out hydrogeological studies at the Virrila quarry to understand hydrology.

13.1.	Mining methods and Equipment

The mining method is open-pit mining with benches, ramps, and access roads. The main production unit is a Surface Miner. The quarry does not require explosives. Figure 8 shows the overall production process. The main production activities are:

1.	Production with a surface miner;

2.	Stacking;

3.	Loading for dispatch; and

4.	Weighing and transport.

Figure 8 Mining secuence of Virrila quarry

●	Production with surface miner

The surface miner is used in horizontal layers of 0.25 meters deep by 3.8 meters wide. Subsequently, it is sampled to assess the quality of the coquina.

●	Stockpiles

The material is stacked using a front-end loader. The stockpiles consider the angle of repose of the material and form slopes of 37°, maximum height of 3 m, and a maximum volume of 25,000 m3 per stockpile.

●	Loading, Weighing and transport

The dump trucks are weighed on an 80 tonnes capacity platform scale. The material is transported from Virrila quarry to Piura plant.

Table 24 shows the main equipment used to conduct production activities at the Virrila quarry.

Table 24 Mining equipment at the Virrila Quarry

Equipment	Quantity	Function	Description
Pickup van	04	Personnel Transportation	Personnel and material transport units.
Surface Miner	02	Continuous mining	Coquina production
Front Loader	04	Material Loading and Stacking	Material handling equipment.
Tanker truck	02	track watering	Auxiliary equipment to ensure the operability of quarry equipment and personnel.
Dump truck	04	Material hauling	Equipment for conveying material from the production areas to the primary crusher. Their capacity is 15 m3.

13.2.	Geotechnical models

In 2013, Cementos Pacasmayo hired DCR Ingenieros S.A.C. to conduct geotechnical studies of the Virrila quarry. This serves as the basis of geotechnical assumptions used at the quarry to date. The main results are presented below.

During the study, DCR Ingenieros S.A.C noted that the lithological profile is stable when cut. With slopes between 75° to 80° of inclination, no slides or landslides occur. The stability analyses determine these conditions.

Table 25 Virrila quarry physical stability analysis summary

Typical section	Typical section	Cutting slope angle (°)	Safety factor
			Static	Pseudo-Static
Section A-A’	7	80	2.077	1.713
Section A-A’	8	75	2.323	1.827
Section B-B’	12	75	1.897	1.490
Section B-B’	16	75	2.477	1.920

Analysis methodology

Stability analyses were performed using the Rocscience SLIDE software, version 5.014, which allows the user to perform limit equilibrium calculations.

The software used allowed engineers to search for the most critical failure surface with the lowest safety factor for a given geometry and materials.

The analysis considered the Morgenstern-Price and Spencer limit equilibrium methods, which satisfy the equilibrium of forces and moments.

It also considered that the material is homogeneous and isotropic and that plastic collapse would occur due to the progressive failure mechanism along the slip surface.

Factors of Safety

The safety factors recommended for the stability analyses are based on the recommendations of the Environmental Guide for Slope Stability of Solid Waste Deposit Slopes of the Ministry of Energy and Mines, the United States Society of Dam (USSD), and the United States Bureau of Reclamation (USBR).

According to the guidelines mentioned above, the following safety factors are considered:

-	Minimum factor of safety in static conditions is 1.5.

-	Minimum factor of safety in the pseudo-static condition is 1.0

Geotechnical Parameters

The geotechnical parameters used for the physical stability analysis were obtained from geotechnical field and laboratory investigations and based on a geomechanical evaluation using the RocLab program (Rocscience).

Table 26 summarizes the geotechnical parameters used in the static and pseudo-static stability analysis.

Table 26 Geotechnical properties of materials

Materials	Specific gravity(kN/m3)	Angle of friction (ɸ°)	Cohesion (c) (kPa)
Geotechnical unit UG-I (Quaternary deposit)	16	30	0
Geotechnical unit UG-II (Very weak to weak coquina)	20	24	23
Geotechnical unit UG-III (Weak to moderately weak sandstone)	22	40	61

Due to the characteristics of the calcareous material (cemented coquina) present in the Virilla quarry, as well as the depth at which the calcareous material to be produced is present, the physical stability of the quarry’s production cuts has been analyzed, considering the following typical cutting geometry:

Cutting slopes: 75° - 85°.

The geotechnical aspects are those currently used in the virrila quarry.

13.3.	Hydrological models

Based on the study that DRC Ingenieros S.A.C conducted in 2013, Ram Perú S.A.C drilled two piezometers in the Virrila quarry to obtain information associated with the hydraulic tests being applied to date. The main results are presented below.

Topographically, this unit is developed at a maximum elevation of 80 meters above sea level, being slightly inclined to the SE. The quarry is located on a raised Pleistocene marine terrace, higher than 60 meters above sea level; Its relief is essentially flat, with slight undulations due to wind action. Though, it is under the influence of the Piura river basin; the quarry is not at risk of flooding.

13.4.	Other mine design and planning parameters

The coquina production achieved during the year 2023 is 0.9 million tonnes of coquina, and 0.3 million tonnes of waste rock, which gives a stripping ratio of 0.33.

Based on the plant requirements and sales projection for the next 30 years, the pit design parameters for the Virrila quarry are presented in Table 27.

Table 27 Mine design parameters

Description	Value
Maximum pit height	12 meters
Maximum bench height	6 meters
Pit bank slope	75° to 80°
Production (t/h)	500
Net production hours	10
Surface miner production (t/d)	5,000
Number of workdays per month	25
Production per month (t.)	132,000
Number of working months per year	12
Estimated annual production (t)	1,430,000

13.5.	Annual production rate

Considering that the cement plant demands an average annual production of 1.43 million tonnes per year of coquina, the plan for the following 30 years is shown in Table 28.

13.6.	Mining plan

The forecasted mining plan for the next 30 years is presented in Table 28.

Table 28 Minning plan forecast

Year	Tonnes (t)	CaO	MgO	SO3	Cl	Na2O	K2O	SiO2
2024	1,430,000	51.92	0.76	0.37	0.022	0.29	0.16	4.99
2025	1,095,243	52.71	0.79	0.26	0.021	0.30	0.15	3.97
2026	1,117,148	52.91	0.76	0.32	0.025	0.29	0.14	3.84
2027	1,434,578	52.64	0.76	0.38	0.023	0.30	0.15	4.20
2028	1,441,942	52.81	0.77	0.35	0.022	0.30	0.14	3.85
2029	1,449,453	52.74	0.72	0.27	0.020	0.29	0.13	4.10
2030	1,457,114	51.62	0.77	0.38	0.021	0.31	0.17	5.43
2031	1,464,929	52.58	0.71	0.34	0.026	0.30	0.14	4.25
2032	1,460,753	52.29	0.74	0.35	0.020	0.30	0.15	4.77
2033	1,460,753	51.91	0.74	0.30	0.019	0.31	0.16	5.29
2034	1,460,753	51.76	0.74	0.38	0.018	0.30	0.16	5.44
2035	1,460,753	51.49	0.77	0.39	0.020	0.32	0.16	5.78
2036	1,460,753	51.51	0.72	0.29	0.021	0.30	0.17	5.79
2037	1,460,753	51.30	0.70	0.39	0.024	0.29	0.17	6.13
2038	1,460,753	51.64	0.64	0.27	0.033	0.26	0.16	5.47
2039	1,460,753	51.73	0.71	0.31	0.029	0.30	0.15	4.91
2040	1,460,753	51.91	0.70	0.29	0.020	0.30	0.16	5.39
2041	1,460,753	51.93	0.65	0.26	0.027	0.26	0.14	5.08
2042	1,460,753	52.56	0.64	0.30	0.032	0.25	0.13	3.85
2043	1,460,753	52.39	0.68	0.25	0.033	0.30	0.14	4.54
2044	1,460,753	52.13	0.71	0.30	0.021	0.33	0.16	5.03
2045	1,460,753	51.34	0.77	0.55	0.032	0.30	0.18	5.50
2046	1,460,753	51.29	0.77	0.40	0.030	0.29	0.17	5.81
2047	1,460,753	51.08	1.28	0.89	0.130	0.23	0.18	4.41
2048	1,460,753	51.28	0.86	0.70	0.037	0.26	0.17	4.67
2049	1,460,753	51.18	0.87	0.73	0.107	0.23	0.17	4.49
2050	1,460,753	50.21	0.48	0.69	0.085	0.21	0.19	6.27
2051	1,460,753	50.57	0.73	0.43	0.050	0.26	0.17	6.49
2052	1,460,753	50.45	0.74	0.42	0.051	0.28	0.18	6.44
2053	1,460,753	50.63	0.66	0.39	0.061	0.28	0.16	6.61
Total	43,026,973	51.73	0.74	0.40	0.036	0.28	0.16	5.11

In the same 30-year period, the removal of waste rock will have a stripping of 0.41 tonnes of waste rock/coquina.

Figure 10 Virrila quarry final pit

LINEA DE ALTA TENSION
ZONA 1
ZONA 2
ZONA 2
ZONA 3
ZONA 4
PIT
FINAL

13.7.	Life of Mine

The life of the Virrila quarry is 30 years.

13.8.	Staff

The Cementos Pacasmayo personnel develop its operations at the Virrila quarry with its staff and contractors.

14.	Processing and recovery methods

14.1.	Process Plant

The cement production process includes different stages: quarry production, reception of raw materials, raw material grinding, clinkerization, cement grinding, cement packaging, and cement dispatch.

The process begins with the reception and storage of raw materials; then, the material is fed to the raw milling stage, where the raw materials (coquina, clay, bauxite, gypsum, sand, and iron ore) are mixed in specific quantities to obtain a material known as “raw meal.”

Piura plant has a vertical mill for the raw material grinding stage. This equipment allows pulverizing all raw materials to obtain an average fineness of less than 15% measured on a 170 µm mesh.

The raw meal obtained is transported to a homogenizing silo, where it is stored before feeding it to the kiln.

This stage aims to reduce the variability of the raw material mix and guarantees the uniformity of the quality of production in the clinkerization stage.

The homogenized raw material is fed into the rotary kiln. The temperature of the clinkering process reaches approximately 1450°C; the resulting product is called “clinker.”

The clinker obtained is then pulverized in a vertical mill, with small amounts of gypsum and other mineral additions (such as slag, pozzolana and coquina). Combining different proportions of these minerals makes it possible to obtain the different types of cement marketed.

The Piura plant has two silos for special cement and one silo for Type I cement for cement storage.

There is also finished product storage (APT) for storing cement packaged in bags and big bags.

Before shipment, the quality control laboratory evaluates the cement produced for all the physical and chemical characteristics required by current technical standards. After the validation process, the Quality Assurance unit approves the cement for bulk or 42.50 kg bags.

14.2.	Raw materials for the cement production

At the Piura plant, the following raw materials and additions are used to produce cement.

Raw materials

Coquina domo: Material composed mainly of calcium carbonate, used as raw material and as additive in cement production.

Sand: Inert material composed basically of crystalline silica, aluminum and alkalis such as potassium and sodium.

Iron: Inert material composed basically of iron oxide (Fe2O3).

Clay: Inert material composed of silicon, aluminum and a low proportion of alkalis such as potassium and sodium.

Bauxite: Material used as a source of alumina. Its primary function is an alumina corrector and melting effect in the clinkerization process.

Gypsum: Material composed of calcium sulfate hydrates. The mineral gypsum may contain crystalline silica. When gypsum is mixed with the clinker, it controls the setting time when the cement initiates the hydration reactions.

Coal: Solid, black, or dark brown mineral that contains carbon and small amounts of hydrogen, oxygen, and nitrogen for the most part.

Raw meal: Artificial mixture of coquina, clay, sand and iron used to produce clinker.

Clinker: Product obtained during the calcination of the mixture of coquina, sand, clays, and iron.

Fossil fuel

For the heating process of the rotary kiln, it is necessary to use fossil fuels that are easy to burn since this process starts at low temperatures. For this purpose, the Piura plant has systems that can use natural gas and DB5 diesel as complementary fuels for the clinker production process.

Mineral componets (MIC)

Slag: Artificial pozzolanic material that can be set in contact with water and develop compressive strength.

Pozzolan: Materials containing silica and/or alumina of natural or artificial origin.

Gypsum: Material composed of calcium sulfate hydrates. The mineral gypsum may contain crystalline silica. When gypsum is mixed with the clinker, it controls the setting time when the cement initiates the hydration reactions.

14.3.	Flow sheet

Figure 11 shows the flow sheet for the cement production at the cement plant.

Figure 11 Piura plant process block diagram

14.4.	Main equipment

Table 29 below shows the design capacities for clinker and cement production.

Table 29 Main equipment in Piura plant

Equipment	Product	Capacity of production*	Unit
Raw meal Mill 1	Raw meal	1,980,000	tonnes/year
Miag 1	Pulverized Coal	182,160	tonnes/year
Kiln 1	Clinker	990,000	tonnes/year
Mill 1	Cement	1,639,440	tonnes/year
Bagging system 1	Cement	1,009,800	tonnes/year
Bagging system 2	Cementca	1,009,800	tonnes/year

*	The capacities of each equipment consider a production of 330 days.

14.5.	Cement Plant Mass balance

Table 30 shows the balance of raw meal production. In addition, Table 31 also shows the balance for cement production considering the additions used for the mixture with clinker and, consequently, cement production.

Table 30 Balance for raw meal production

Raw material	Annual quantity (tonnes/year)	Dosage
Coquina	1,036,293	83.46%
Others	205,391	16.54%
Raw meal	1,241,648	100%

*	Raw meal includes coal.

The raw meal is fed to the rotary kiln. The production of 0.59 tons of clinker requires one ton of raw meal.

Table 31 Balance for cement production

Raw Material	Annual quantity (tonnes/year)	Dosage
Clinker	733,045	71%
Additions	298,824	29%
Cement	1,031,868	100%

14.6.	Process losses

Losses in the cement production process associated with the raw material (coquina) are 2.18% due to the rainy season and the phenomenon of cyclone Yaku.

14.7.	Water consumption

The Piura plant has a reverse osmosis plant for the water supply system for clinker production, which is used in the clinker and cement grinding processes. It is also used to irrigate green areas and access roads. 247,286 m3 of water was consumed at the Pacasmayo Plant during its operations in 2023.

14.8.	Fossil fuel consumption

Liquid fuels and eventually natural gas (depending on availability) are used to generate the hot gases required in the production process. Table 32 shows the consumption of liquid fuels used in Cementos Pacasmayo S.A.A. - Piura plant, based on the volumes consumed during 2023.

Table 32 Fuel Consumption for Cementos Pacasmayo S.A.A – Piura Plant

Fuel	Consumption	Description
Natural Gas	0 m3	PC: 7.8 GJ/Nm3
Diesel B5	298,935 gal	PC 41.20 GJ/t

14.9.	Electric power consumption

Cementos Pacasmayo S.A.A. - Piura plant has an electrical substation with a nominal capacity of 37.50 MW, the energy is supplied by the national interconnected network. 396,857 GJ of energy was consumed at the Pacasmayo plant during its operations in 2023.

14.10.	Maintenance Plan

Cementos Pacasmayo S.A.A. has initiatives to diversify energy sources and secure supply when possible. Cementos Pacasmayo has implemented a preventive and corrective maintenance plan to maintain the cement production. Cementos Pacasmayo controls operating efficiency to assure costs and operating margins. The equipment is in good condition and operational.

14.11.	Staff

The Cementos Pacasmayo personnel develop its operations at the Piura plant with its staff and contractors.

15.	Infrastructure

15.1.	Virrila quarry

Electricity consumption during the operation stage is 100 kW-h, and a powerhouse provides the power supply with a 100 kW generator set.

The fuel is supplied by a contractor using diesel oil trucks.

Water consumption in quarry operations is for human consumption and industrial use.

The quarry has offices and workshops for minor maintenance. No explosives is required, no crushers are used, and there is a scale for the dispatch of coquina trucks located in an area adjacent to the offices.

Figure 12 Virrila quarry facilities

15.2.	Piura plant

The Piura plant has an installed power substation of 25 MW for use in electric motors and lighting of the plant.

Power is supplied through a 60 KV transmission line from ENOSA’s Piura Oeste sub-station to the plant’s substation. The plant’s substation is equipped with voltage transformers, protection, and energy metering equipment.

About the fuel infrastructure, there is a pipeline system for liquid fuels and natural gas.

The water supply comes from a deep well; the water is for industrial use, irrigation, and sanitary services. Drinking water which is supplied in drums, is used for human consumption.

16.	Market Studies

Cementos Pacasmayo is a leading company in cement production and other construction materials in the north of Peru. This chapter describes the cement market and the macro and microeconomic factors that define it.

For the description of the cement market in Peru, public information has been collected from different sources, such as the Central Reserve Bank of Peru (BCRP), National Institute of Statistics and Informatics (INEI), Association of Cement Producers (ASOCEM), Ministry of Housing, Construction and Sanitation, Superintendency of Tax Administration and the Peruvian Construction Chamber. In addition to this information, this chapter also relies on statistics provided by the company (CPSAA) to understand its specific market better.

16.1.	The cement market in Peru

The Peruvian cement market is geographically segmented by north, central, and south regions. Diverse companies supply each area. Figure 13 illustrates the Peruvian map and its three regions, according to the segmentation of the cement market, where each part is the area of influence of domestic cement companies.

Figure 13 Segmentation of the cement market in Peru

The main companies that supply Peru’s cement market are Cementos Pacasmayo S.A.A., UNION Andina de Cementos S.A.A., Yura S.A., and Cementos Selva S.A.C. Some companies import cement or clinker, such as Caliza Cemento Inca S.A., Distribuidora Cemento Nacional S.A.C., CEMEX Perú S.A., Cal & Cemento Sur S.A., amongst others.

Table 33 shows the cement shipments at the domestic level (in thousands of tonnes):

Table 33 Cement shipments at domestic level (in thousands of tonnes)

	2021	2022	2023
National cement shipments	12,500.0	14,113.3	12,175.7
Overall cement shipments (CPSAA/CSSAC, 3 plants)	3,625.2	3,436.8	2,936.6
Piura cement plant shipments	1,317.5	1,364.2	1,044.7

Sources: ASOCEM and CPSAA/CSSAC.

The cement produced by the main cement companies of the country is Type I, Type V, Type ICO, Type IL, Type GU, Type MS (MH), Type HS, Type HE, Type MH.

It is important to mention that, according to the main requirement standards, Peruvian Technical Standards, there are five cement types:

●	NTP 334. 009 2013. Cements Portland. Requirement. (ASTM C 150).

●	NTP 334. 090 2013. Cements Portland Added. Requirements. (ASTM C595).

●	NTP 334. 082 2011. Cements Portland. Performance Specification. (ASTM C1157).

●	NTP 334. 050 2004. Cements Portland White. Requirements. (ASTM C150).

●	NTP 334. 069 2007. Building Cements. Requirements. (ASTM C091).

Cementos Pacasmayo only produces cement that meets the first three NTP standards.

16.2.	Industry and Macroeconomic Analysis

Producers and trading companies of cement compete mainly within the limits of their area of influence, which is determined by the geographical location of their plants, giving rise to segmentation of the national market. However, the north region presents a high demand potential because of the infrastructure gap, the housing deficit, and a higher capillarity in terms of essential cities adjacent to one another, and with an urbanization level lower than in the central and south regions.

On the other hand, one should underline the importance of transportation in the structure of cement costs, which are composed primarily of raw materials, fuels, and transportation.

The cement market and the industry in Peru have the following characteristics:

●	The base of consumers is highly segmented, informal, and of low resources.

●	Low costs of energy and raw materials.

●	Zone of influence/distribution determined by the geographical location of the plant.

●	High correlation between public and private investment and self-construction.

●	The construction sector and cement industry are directly related to the Gross Domestic Product (GDP) and Private Consumption.

Figure 14 shows how the Global of the construction sector (variation % monthly) accompanies the cyclic behavior of the Global GDP (variation % monthly), indicating variations of lower significance than those of the Global GDP, but in the same direction. It is also noted that, in May 2020, the GDP of the construction sector had a positive variation of more than 200% (compared to the previous month), while the Global GDP was only 10%. This situation was due to the confinement measures given by the Government to counter the Covid-19 pandemic. This reactivation was motivated primarily by the private-construction sector’s consumption. Under the uncertain conditions caused by the health and economic crisis in 2020, consumers showed savings behaviors, which meant that people preferred consumption of goods for home improvement, including cement. This trend was maintained throughout 2021. However, in 2022 there was a decrease in demand for public and private investment due to the political and social situation. As a result, cement volumes are returning to pre-covid levels.

Figure 14 Global GDP and Construction sector GDP MoM variation (%)

Source: INEI 2022

The cement industry is also driven by housing sector growth, public and private investment in infrastructure, mining projects, shopping centers, construction of transportation systems, etc. Thus, one of the variables with more impact on the cement industry and future demand is the infrastructure gap which remains high in the country.

For the 2016 – 2025 period, the infrastructure gap is estimated at US$ 160 billion, and this is present in the main economic sectors and services of public supply, that is, Transportation (36%), Energy (19%), Telecommunications (17%), Health (12%), Sewage System (8%), Irrigation (5%) and Education (3%). Ninety percent of the roads not included in the extensive national road network remain without pavement; only 40% of schools have access to essential services such as water, electricity, and sewage system; there are only 15 hospital beds for every 10,000 individuals, compared to 27 beds recommended by the WHO.

In 2023, the cement market contracted by 14% compared to 2022, while it grew by 20% in 2019 (pre-pandemic). However, by 2024, it is expected to have 2.6% growth compared to 2023. Climatic (cyclone Yaku) and social (protests and blockades) factors impacted domestic cement dispatches. In addition, regional and local and local governments began new administrations with lower-than-expected public spending than expected.

Given greater stability in the sector, a moderate growth of 2% in cement shipments is expected by 2024.

16.3.	The North Region Market

Cementos Pacasmayo, a leading company in the production and sales of cement in the North Region, has market presence in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. CPSAA has a Market share of over 93.8% in the country’s north region.

Piura plant supplies 33.4% of the cement demand of the country’s North Region. Overall shipments of the Piura plant for 2023 were 1,044.7 thousand tonnes.

Other companies with lower presence in the cement market of the North Region are:

●	Quisqueya - Cemex

●	Cemento Nacional

●	Cemento Inka

●	Cemento Tayka

These companies are competitors of the Piura plant.

Cementos Pacasmayo S.A.A Piura plant produces different types of cement. It has placed in the National Market other trademark products to meet the needs of diverse segments of the market. Table 31 shows the products in the Piura plant.

Table 34 Cement at Piura plant

Business Name	Use	Comment
Cemento Portland
Cement Type I	Cement of general use.	The average result of resistance to compression is higher than the minimum requirement set forth in the technical standard NTP 334.009 / ASTM C150.
Cemento Portland Added
Cement Fortimax	Ideal for Works which require moderate hydratation heat, for Works exposed to sulphate action and for Works near to large water sources (sea, lakes, rivers, etc.)	The average result of resistance to compression is higher than the minimum requirement set forth in technical standard NTP 334.082 / ASTM C1157.
Cement Extra Forte	Ideal for the execution of structural Works, repairs, remodelings, home applications, floors, levelings, grouts, tips, prefabricated elements of small and medium size and concrete elements which require special characteristics.	The average result of resistance to compression is higher than the minimum requirement set forth in technical standard NTP 334.090.
Hydraulic Cements specified by performance
Line Mochica MS	For structures in contact with environement and humid and salty soils.

16.4.	Cement price

The sale prices of cement in the Peruvian market vary according to their type and geographical location.

The price difference of each type is explained primarily by the dosifications of raw materials and additives. The variations for geographical location are caused by the freights for the distribution to the points of sale.

At the domestic level, the cement price in 2023 was, on average, 690.59 S/ x t. Figure 15 shows the historical prices of cement in Peru.

Figure 15 Historic prices of cement in Peru

Source: Ministerio de Vivienda, Construcción y Saneamiento (December 2023).

Figure 15 shows the sustained growth of the price of more than 4% per year, from 2017 until 2018, it fell slightly in 2019 to climb back up again in 2020.

16.5.	Current and future demand

Cement demand at the national level is met by local shipments (local production), for the most part, and by imports. In 2023, 11.20 M tonnes were shiped locally; 13.6% less than in the same period of 2022 (12.97 M). Imports amounted to 0.21 M tonnes during 2023; 21.9% below the 2022 figure (0.27 M).

Figure 16 shows the evolution of the national demand of cement, expressed in thousand of tonnes, since 2017.

Figure 16 Evolution of the national demand of cement

14000
12000
10000
8000
6000
4000
2000
0
10,169
10,725
11,089
9,698
13,421
13,236
11,411
2017
2018
2019
2020
2021
2022
2023
Local Shipments
Imports

Source: ASOCEM

It is noted that domestic demand has been growing, on average, at a rate of 3% per year, with the exception of 2020, which is considered an atypical year due to the adverse effects of the pandemic and the confinement measures, to then take a historic leap in 2021 with an annual increase of 38%. During 2023, shipments decreased by 13.8% compared to 2022 as a result of the political and social situation in the country.

According to our internal information, in terms of regional distribution, the Northern Region accounts for approximately 25.6% of domestic cement demand, the Central Region for 54.5%, and the Southern Region for 19.9%.

Cementos Pacasmayo’s cement shipments (3 plants) reached 2,936.6 thousand tonnes in 2023, capturing a 24.1% share of total shipments in Peru and 93.8% in the Northern Region. This is 15% less than in 2022 (3,436.8 thousand tonnes).

Despite the decline in cement dispatches in 2023, demand is expected to increase due to the high infrastructure deficit in the northern region.

Table 35 shows the projection of future demand or shipments of cement for the Piura plant. These projections are based on the 2024 shipments, and a sustained growth of 2% per year until the maximum capacity of cement production is reached.

Table 35 Forecast of future demand for Piura cement plant

Year	Cement Shipments (Tonnes)	Variation (%)
2024P	847,382
2025P	1,030,460	22%
2026P	1,051,069	2%
2027P	1,356,464	29%
2028P	1,424,976	5%
2029P	1,494,859	5%
2030P	1,566,140	5%
2031P	1,638,846	5%
2032P*	1,600,000	-2%
2033P	1,600,000	0%
2034P	1,600,000	0%
2035P	1,600,000	0%
2036P	1,600,000	0%
2037P	1,600,000	0%
2038P	1,600,000	0%
2039P	1,600,000	0%
2040P	1,600,000	0%
2041P	1,600,000	0%
2042P	1,600,000	0%
2043P	1,600,000	0%
2044P	1,600,000	0%
2045P	1,600,000	0%
2046P	1,600,000	0%
2047P	1,600,000	0%
2048P	1,600,000	0%
2049P	1,600,000	0%
2050P	1,600,000	0%
2051P	1,600,000	0%
2052P	1,600,000	0%
2053P	1,600,000	0%

*	As of 2032, Piura plant reaches its maximum production of cement.

17.	Environmental studies, permitting, and plans, negotiations, or agreements with local individual or groups.

17.1.	Environmental Aspects

Cementos Pacasmayo S.A.A has corporate policies applied to the operations of quarries and cement plants. Relevant policies include Safety Occupational Health Policy, Quality Policy, and Environmental Policy.

Cementos Pacasmayo S.A.A. carries out activities in Virrila quarry and Piura plant according to the environmental legislation. It has an environmental authority in the industrial sector and another authority (Ministry of Energy and Mines) that issues an opinion for the Closure of quarries.

Likewise, Cementos Pacasmayo complies with the provisions of the Regulation with Superno Decree No. 033-2005-EM - Regulation of the Mine Closure Law.

17.1.1.	Virrila quarry

On February 02, 2023, by Directorial Resolution No. 031-2023-PRODUCE/DGAAMI, the Sixth Supporting Technical Report (ITS) of the Project to Modify the Project for the Exploitation of the Virrila Quarry, was approved, through which the modification of the area of exploitation zone 2 and 4 of the Virrila quarry was requested and the execution of 198 drillings in exploitation zone 2 and 395 drillings in exploitation zone 4.

According to current legislation, there is the Regulation of Environmental Management of the Manufacturing Industry and Internal Trade, approved with Supreme Decree No. 017-2015-PRODUCE. This standard establishes the environmental management of the activities contemplated in Ministerial Resolution No. 157- 2011-MINAM, table of the first update of the list of inclusion of investment projects subject to the National Environmental Impact Assessment System (SEIA) and its amendments.

The Directorial Resolution Number 548-2015-PRODUCE/DVMYPE-I/DIGGAM approved the Closure Plan of the mining unit Virrila quarry.

About water management, it is essential to mention that Virrila quarry does not have generate effluent discharges. The small water consumption is only for green area irrigation and road maintenance.

The Closure Plan submitted by Cementos Pacasmayo S.A.A. has included the necessary measures to ensure effectiveness or consistency with the requirements required to protect public health and the environment. The initial strategy has continued with the components of the Virrila quarry, establishing temporary, progressive, final, and post-Closure activities at the end and/or closure of operations.

Environmental closure activities include measures to ensure physical stability at the mine, geochemical stability, water management facilities, decommissioning for the removal of equipment and machinery, demolition of infrastructure, reclamation, disposal of waste, the establishment of geographical features, habitat rehabilitation and social and revegetation programs.

Cementos Pacasmayo S.A.A. will carry out Post-closure activities such as physical, geochemical, hydrological, and biological maintenance. Post-closure monitoring activities include physical stability monitoring, geochemical stability monitoring, water management monitoring, biological monitoring and social monitoring.

Considering that the land use before mining production was a barren area typical of the coastal geography of the Piura Region, forestation activities with native species have been considered part of the post-closure activities. Likewise, Cementos Pacasmayo S.A.A. will fulfill the commitments included in the Closure Plan approved by the above authority.

The approval of the Mine Closure Plan involves the constitution of guarantees to ensure that the owner of the mining activity complies with the obligations derived from the Mine Closure Plan by environmental protection regulations.

Cementos Pacasmayo has a guarantee of faithful compliance with the mine closure plan for the Tembladera quarry according to the approval of the updated mine closure plan for an amount of 60,907.70 USD.

We have a strong relationship with our communities and have identified their main needs such as health, education, urban development and local development.

In this regard, we have a social investment program that contributes to dealing with their necessities based on good dialog and compliance with our commitments.

The communities are a priority for Cementos Pacasmayo. For this reason, we promote periodic meetings with their representatives, and we create opportunities for dialog to know their expectations. Also, we have established public and private alliances for development projects and programs to contribute to better life quality and strengthen our relations. In 2023, CPSAA worked in partnership with the district governments of Piura and Sechura.

CPSAA has no commitments for local procurement and hiring although it does its best to hire local talent and do business with local businesses.

17.1.2.	Piura plant

About water management, it is essential to mention that Piura plant does not have any discharges. The small water consumption is only for green area irrigation.

The Environmental Management regulation of the Manufacturing Industry and Domestic Trade, approved by Supreme Decree N° 017-2015-PRODUCE, companies that produce cement are required to submit Closure Plans when executing Decommissioning activities. Cementos Pacasmayo S.A.A in compliance with Peruvian legislation will submit the Closure Plan on time.

17.2.	Solid waste disposal

Cementos Pacasmayo S.A.A. has a Solid Waste Minimization and Disposal Plan for our production activities at the Piura plant and Virrila quarry. Annually, our company declares the generation, storage, collection, and final disposal of hazardous and non-hazardous solid waste in compliance with environmental legislation.

The solid waste minimization plan (2023), Cementos Pacasmayo S.A.A. declared 1.9 tons of hazardous waste and 3.1 tonnes of non-hazardous waste for the Virrila quarry.

Likewise, Cementos Pacasmayo S.A.A. declared 54.1 tonnes of hazardous waste for the Piura plant and 382.4 tonnes of non-hazardous waste disposed of in accordance with environmental legislation.

17.3.	Qualified Person’s Opinion

Cementos Pacasmayo S.A.A. complies with national environmental standards in the industrial sector. In the Virrila quarry, coquina is produced, a raw material used for the manufacture of cement.

For the industrial and mining sector, our company complies with the Environmental Management Standards for the Manufacturing Industry and Internal Trade approved with Supreme Decree No. 017-2015-PRODUCE and its amendments that regulate the environmental management of the activities indicated in the Resolution Ministerial No. 157-2011-MINAM and investment projects subject to the National Environmental Impact Assessment System (SEIA), considered in Annex II of the Regulation of Law No. 27446, approved by Supreme Decree No. 019-2009- MINAM.

Cementos Pacasmayo S.A.A. semiannually reports the environmental commitments assumed in its Environmental Management Plan and its monitoring program to the Environmental Assessment Body - OEFA.

The monitoring is carried out through external laboratories that provide comprehensive monitoring and analysis services and have double accreditation by the international IAS (International Accreditation Service) and the national INACAL (National Institute of Quality), both signatories of the ILAC-MRA global Mutual Recognition Agreement.

Cementos Pacasmayo S.A.A. strictly complies with the different protocols in compliance with environmental legislation and are reported to the OEFA, according to the frequency established in its approved Environmental Instruments.

The qualified person believes that CPSAA’s current plans and management strategies are adequate for addressing any issues related to environmental compliance and maintaining its environmental permits. In addition, the qualified person believes that CPSAA has a good relationship with the local communities and that its social investment plans are adequate for reducing any social risks to the project.

18.	Capital and operations costs

18.1.	Basis for operating and capital cost for the quarry and plant

This section presents the operating costs of the Virrila quarry for the production of coquina, the primary raw material used in cement production at the Piura plant. It also exhibits the plant’s operating costs, for the whole industrial process, from the reception of raw material to its conversion to the final product (cement). Cost forecast is mainly based on actual historical costs.

Similarly, this section reports the detail of the capital investments made in the quarry and plant and the forecasted plan of assets required to sustain all the activities in the quarry and plant to assure the supply of coquina Reserves for the necessary products to support forecasted cement shipments of the Piura plant.

Table 36 depicts the main components of the cost structure of the Virrila quarry and Piura plant and the sources used in their forecasts.

Table 36 Concepts about cost structure of Virrila quarry and Piura plant

Concept	Description	Source
Quarry Operating Cost	Mineral Production, processing, fuel, Materials (Explosives), Maintenance, Insurances and Services	• Real, historic costs • Suppliers´ quotes
Quarry Operating Cost	Royalties	• Contract of mining royalty payment with regional/state entities
Quarry Operating Cost	Energy	• Historic, real costs • Supply Contract • Suppliers´quote
Plant Operating Cost	Fuel, Materials, Maintenance, Wages and Insurances	• Historic, real costs • Suppliers´quote
Plant Operating Cost	Energy	• Historic, real costs • Supply Contract • Suppliers´quote

Considering that the Virrila quarry and the Piura plant are currently operating, the historical costs are the principal basis for estimating forecasted costs.

In this regard, the actual costs in some cases are maintained, and in other cases, are appropriately adjusted for factors specific to the quarry operation, conditions, and obligations stipulated in supply and concession contracts.

On the other hand, macroeconomic factors such as inflation and devaluation of the local currency against the US dollar could indirectly impact future operating costs estimation.

18.2.	Capital and Operating Cost Estimates

Table 37 show the operating costs of quarry and plant for the year 2023, and 30 years of forecast:

Table 37 Operating costs forecast of quarry and plant

	Production Data
	Extracted Mineral	Cement Production	Total Operating Cost	Cost per tonne of product
	tonnes ’000	tonnes ’000	S/ ’000	S/ x tonne

2023	891	1,032	289,774	280.82
2024	1,430	847	251,749	297.09
2025	919	1,030	318,409	309.00
2026	937	1,051	328,325	312.37
2027	956	1,356	419,386	309.18
2028	975	1,425	451,019	316.51
2029	994	1,495	477,409	319.37
2030	1,014	1,566	510,551	325.99
2031	1,035	1,639	560,111	341.77
2032	1,055	1,600	574,359	358.97
2033	1,076	1,600	589,839	368.65
2034	1,098	1,600	603,312	377.07
2035	1,120	1,600	614,684	384.18
2036	1,142	1,600	630,597	394.12
2037	1,165	1,600	649,823	406.14
2038	1,188	1,600	660,045	412.53
2039	1,212	1,600	673,365	420.85
2040	1,236	1,600	691,826	432.39
2041	1,261	1,600	708,042	442.53
2042	1,286	1,600	726,893	454.31
2043	1,312	1,600	747,116	466.95
2044	1,338	1,600	764,392	477.74
2045	1,365	1,600	785,014	490.63
2046	1,392	1,600	809,031	505.64
2047	1,420	1,600	828,653	517.91
2048	1,449	1,600	851,103	531.94
2049	1,478	1,600	877,000	548.13
2050	1,484	1,600	898,557	561.60
2051	1,487	1,600	922,047	576.28
2052	1,490	1,600	946,872	591.79
2053	1,493	1,600	970,281	606.43

Table 37 shows the forecast for the next 30 years, according to the production plan for 30 years of Reserves. Costs are adjusted annually by applying a 2.90% inflation rate to the cost/tonne.

Costs described in this chapter are applied to estimate the Mineral Resources and Reserves of the Virrila quarry as part of the analysis.

Table 38 shows the detail of capital investments in the quarry and plant, by type of investment, for one year of historical result (2023) and 30 years of projection:

Table 38 Investment forecast in quarry and plant

Total Investments
S/ ’000

2023	14,341
2024	15,492
2025	15,938
2026	16,400
2027	16,875
2028	17,365
2029	17,868
2030	18,386
2031	18,920
2032	19,468
2033	20,033
2034	20,614
2035	21,212
2036	21,827
2037	22,460
2038	23,111
2039	23,781
2040	24,471
2041	25,181
2042	25,911
2043	26,662
2044	27,436
2045	28,231
2046	29,050
2047	29,892
2048	30,759
2049	31,651
2050	32,569
2051	33,514
2052	34,486
2053	35,486

In recent years, there have been no significant variations in capital investment, mainly for maintenance and replacement of equipment in the quarry and plant to sustain operations.

The Company´s investment plan does not consider any unusual or expansion activity. The sole plan is to perform the necessary replacement for quarry support and the maintenance of operations in the plant. The investments are kept at levels similar to those registered throughout the last years

18.3.	Capital and Operating cost estimation risks

There is a low risk associated with capital and production costs because mine production and cement plant will continue in the same geological deposit, using the same mining and industrial methods.

An assessment of the accuracy of estimation methods is reflected in the sensitivity analysis in Section 19.

For purposes of the Preliminary Feasibility Study completed relative to the Virrila quarry and Piura plant, capital and operating costs are estimated to an accuracy of +/- 25%.

19.	Economic analysis

19.1.	Methodology: for Discounted Cash flow (Free)

The Economic Analysis chapter describes the assumptions, parameters and methodology used to demonstrate the economic viability or profitability of extracting the Mineral Reserves and Resources. The economic analysis at the Pre-feasibility level supports the determination of Mineral Resources and Reserves through a business valuation through the Discounted (Free or Economic) Cash Flow method.

For the cash flow projection, the forecast horizon is considered to be consistent with the quarry’s life, which is calculated based on the total declared Reserves and the annual production of the quarry. The cash flow for each period is approximated indirectly from the EBITDA (the latter is constructed in the Profit and Loss Statement), and the corresponding adjustments are made for taxes and capital costs (CapEx).

Finally, we work with the free cash flow for this economic analysis since it does not incorporate the financing structure. We apply the weighted average cost of capital (WACC) to discount said future cash flows.

The economic analysis considered the same evaluation criteria for Resource and Reserves estimation.

19.2.	Assumptions

19.2.1.	General and Macroeconomic Assumptions

The general and macroeconomic assumptions used for the projection of economic cash flows and the valuation are:

●	Projection horizon: 30 years (2024 to 2053), according to the estimated years of quarry life.

●	The annual escalation rate; 2.90%, based on The International Monetary Fund as of October 2023: applies equally to the sales price, production costs, and expenses.

●	Capital cost projections were determined using a historical ratio of annual investments and maintenance costs, which also considers the increase in production volume.

●	The company’s capital structure is being considered in the discount rate (WACC); 11.56%.

●	Income tax rate: effective rate of actual (historical) business results, 29% - 30%.

●	Workers’ Profit Sharing: 10%.

●	Exchange rate: exchange rate is assumed to remain at 3.80 (USD/PEN)

19.2.2.	Income and Cost Assumptions

●	The sales price of cement, expressed as S/ x t, is the sales price of Piura plant to Distribuidora Norte Pacasmayo, FOB at Piura plant; and it is lower than the sales price to the final customer in the market. The distribution freight explains this difference to the multiple points of sale and the selling expenses associated with distribution and promotion in the different commercial channels.

●	The base price used in the projection is an estimate for the year 2024 (497.8 S/ x t), which has been determined based on current market conditions and cement demand for 2024, among other factors.

●	Starting in 2025 (year 2 of the projection), an annual price escalation rate of 2.9% is applied to the sales preice.

●	The cost of cement production, expressed as S/ x t, has been estimated for 2024 based on actual operating costs, the market situation of local materials and services, plant demand for imported clinker, and other factors. The cost of production for the year 2024 is 297.1 S/ x t.

●	Starting in 2025, an annual cost escalation rate of 2.9% is applied to the cost.

●	The initial stock of products in the quarry and plant is assumed to be zero.

19.3.	Results of financial model

The following financial parameters were calculated:

●	NPV of 1,664 million soles at a discount rate of 11.56%.

●	30-year mine life

●	Average plant throughput for cement production: 1.5 million tonnes per year over the 30-year projection.

●	Average sales price: 687.8 soles per ton of cement, an average of the 30-year projection, at nominal values.

●	Revenues: 1,046 million soles, an average of the 30-year projection.

●	Average cash production cost: 428.6 soles per ton of cement, an average of the 30-year projection, at nominal values.

Table 39 shows the forecast of the Profit and Loss Statement of the operation of Virrila quarry and Piura plant:

Table 39 Profit and Loss Statement

	Shipments (tonnes)	Revenue S/ x t	Gross Profit S/ ’000	Gross Margin S/ x t	Gross Mg %	Operating Profit	(+) Depreciation	EBITDA Piura Plant	EBITDA Mg %

2024P	847,382	497.8	146,458	172.8	35%	94,588	34,983	129,571	31%
2025P	1,030,460	470.1	155,453	150.9	32%	102,024	51,460	153,484	32%
2026P	1,051,069	482.6	166,691	158.6	33%	113,001	48,456	161,456	32%
2027P	1,356,464	495.4	237,151	174.8	35%	181,723	47,765	229,488	34%
2028P	1,424,976	508.5	256,872	180.3	35%	198,561	46,888	245,450	34%
2029P	1,494,859	522.0	284,837	190.5	37%	225,914	44,295	270,209	35%
2030P	1,566,140	535.8	309,150	197.4	37%	248,680	44,361	293,041	35%
2031P	1,638,846	550.0	320,528	195.6	36%	257,104	44,526	301,630	33%
2032P	1,600,000	564.6	308,134	192.6	34%	244,415	45,487	289,902	32%
2033P	1,600,000	579.6	315,763	197.4	34%	250,325	46,665	296,989	32%
2034P	1,600,000	594.9	325,895	203.7	34%	257,162	42,624	299,786	31%
2035P	1,600,000	610.7	338,850	211.8	35%	269,244	41,067	310,311	32%
2036P	1,600,000	626.9	347,824	217.4	35%	276,558	41,416	317,974	32%
2037P	1,600,000	643.5	354,161	221.4	34%	279,826	41,829	321,656	31%
2038P	1,600,000	660.5	370,208	231.4	35%	295,114	37,786	332,900	31%
2039P	1,600,000	678.0	383,720	239.8	35%	306,778	34,167	340,945	31%
2040P	1,600,000	696.0	392,837	245.5	35%	312,682	32,403	345,085	31%
2041P	1,600,000	714.5	405,097	253.2	35%	324,080	32,898	356,977	31%
2042P	1,600,000	733.4	415,324	259.6	35%	332,443	33,313	365,756	31%
2043P	1,600,000	752.8	425,063	265.7	35%	338,986	31,769	370,755	31%
2044P	1,600,000	772.8	438,739	274.2	35%	351,782	31,738	383,520	31%
2045P	1,600,000	793.3	449,838	281.1	35%	361,045	32,293	393,338	31%
2046P	1,600,000	814.3	458,370	286.5	35%	366,333	32,864	399,197	31%
2047P	1,600,000	835.9	472,345	295.2	35%	379,384	33,452	412,836	31%
2048P	1,600,000	858.0	484,237	302.6	35%	389,296	34,056	423,353	31%
2049P	1,600,000	880.7	494,127	308.8	35%	395,849	34,679	430,528	31%
2050P	1,600,000	904.1	509,426	318.4	35%	410,094	35,319	445,413	31%
2051P	1,600,000	928.0	523,574	327.2	35%	422,081	35,027	457,108	31%
2052P	1,600,000	952.6	537,384	335.9	35%	432,326	32,584	464,909	31%
2053P	1,600,000	977.9	553,826	346.1	35%	447,544	33,026	480,570	31%

Cement sales at the Piura plant are, on average, S/ 1,046 million per year (for the period 2024-2053), and the average EBITDA margin for the same period is 32%.

The EBITDA margin remains relatively stable in the 30-year projection. The slight variations in the margin are mainly explained by the cost of remunerations, which has a behavior with peaks every three years due to union negotiations.

Table 40 shows the Free Cash Flow projection and the valuation of the cement business of the Piura plant:

Table 40 Free Cash Flow and valuation

	FCF - Valuation (Thousand S/)
	(-) Taxes (EBIT*t)	(-) CapEx	EBITDA Planta Pacasmayo	Free Cash Flow

2024P	-35,476	-15,488	139,332	88,367
2025P	-41,798	-15,938	162,619	104,884
2026P	-44,430	-16,400	171,473	110,643
2027P	-65,344	-16,875	241,057	158,837
2028P	-71,048	-17,365	257,410	168,998
2029P	-80,970	-17,868	283,543	184,705
2030P	-88,795	-18,386	307,358	200,177
2031P	-91,206	-18,920	315,968	205,842
2032P	-88,098	-19,468	304,740	197,175
2033P	-90,628	-20,033	312,631	201,969
2034P	-92,979	-20,614	315,883	202,290
2035P	-97,783	-21,212	327,775	208,780
2036P	-100,948	-21,827	336,490	213,715
2037P	-102,294	-22,460	340,598	215,845
2038P	-108,257	-23,111	353,369	222,001
2039P	-112,617	-23,781	362,696	226,297
2040P	-115,005	-24,471	367,421	227,945
2041P	-119,961	-25,181	380,815	235,673
2042P	-123,640	-25,911	390,845	241,294
2043P	-125,805	-26,662	396,237	243,770
2044P	-130,757	-27,436	410,304	252,111
2045P	-134,251	-28,231	420,956	258,474
2046P	-135,894	-29,050	427,025	262,081
2047P	-140,774	-29,892	441,793	271,127
2048P	-144,467	-30,759	453,142	277,916
2049P	-146,458	-31,651	460,439	282,330
2050P	-151,719	-32,569	476,463	292,175
2051P	-156,077	-33,514	489,098	299,508
2052P	-159,344	-34,486	497,218	303,389
2053P	-164,936	-35,486	514,082	313,661

WACC	11.56%
Economic NPV (Thousand S/)	1,663,683

The net present value (NPV) of Piura plant cement business amounts to more than S/ 1,664 million at a discount rate of 11.56% and is made up of the sum of the discounted cash flows of each period, for the 30-year projection. For the discount rate of the cash flows, the QPs applied the weighted average cost of capital (WACC) of the company.

19.4.	Sensitivity Analysis

The sensitivity analysis considers a variation of +/- 5 and 10% in the variables that have the greatest impact on the NPV and EBITDA. These variables are the cement sales price, operating cost, and CapEx.

Tables 41 and 42 detail the sensitivity of the EBITDA and NPV to each variable, respectively. Figures 17 and 18 show the results of the sensitivity of NPV and EBITDA, respectively, to the three variables.

Table 41 Sensitivity analysis of the Net Present Value

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-28.7	-14.3	0	14.3	28.7
Cost	21	10.5	0	-10.5	-21
CapEx	1	0.5	0	-0.5	-1

Table 42 Sensitivity analysis of EBITDA

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-31.7	-15.9	0	15.9	31.7
Cost	21.1	10.5	0	-10.5	-21.1
CapEx	0.1	0	0	0	-0.1

Figure 17 Sensitivity of Net Present Value

Figure 18 Sensitivity of EBITDA

Based on these results, the NPV is most sensitive to cement price, followed by operating cost, and least susceptible to the CapEx. EBITDA has a similar sensitivity to NPV, being most exposed to cement price, followed by operating cost but shows no sensitivity towards variations to the CapEx.

20.	Adjacent properties

The information in this chapter was obtained from the competent authority Instituto Geológico, Minero Metalúrgico (INGEMMET). Figure 19 shows adjacent mineral concessions.To the north of the Cementos Pacasmayo S.A.A., concession is the Bayovar N° 7 concession owned by Americas Potash Peru S.A. To the east of the concession are concessions Virrila 12, Virrila 19, and Virrila 23, owned by Cementos Pacasmayo S.A.A. To the west are concessions Virrila 6, Virrila 9 and Virrila 14 owned by Cementos Pacasmayo S.A.A. and to the north is the Virrila 16 concession owned by Cementos Pacasmayo S.A.A.

Figure 19 Adjacent properties map

9360000
9350000
9340000
9330000
520000
530000
540000
1:150,000
WGS84-17S
1
2
3
4
5
6
7
8
VIRRILA 10
VIRRILA 11
VIRRILA 3
VIRRILA 15
Num CODIGOU CONCESION TIT_CONCES HECTAREA
1 12000443Y01 BAYOVAR Nº 7 AMERICAS POTASH PERU S.A. 6814
2 010090107 VIRRILA 12 CEMENTOS PACASMAYO S.A.A 700
3 010090307 VIRRILA 14 CEMENTOS PACASMAYO S.A.A 900
4 010090507 VIRRILA 16 CEMENTOS PACASMAYO S.A.A 1000
5 010090807 VIRRILA 19 CEMENTOS PACASMAYO S.A.A 1000
6 010479607 VIRRILA 23 CEMENTOS PACASMAYO S.A.A 200
7 010531406 VIRRILA 6 CEMENTOS PACASMAYO S.A.A 600
8 010089807 VIRRILA 9 CEMENTOS PACASMAYO S.A.A 1000
Legend
VIRRILA_EXPLOTACION
VIRRILA_COLINDANTES

21.	Other relevant data and information

Not applicable.

22.	Interpretation and conclusions

●	From a legal viewpoint, Cementos Pacasmayo S.A.A. has mining rights for the areas of exploration, development, and production of coquina to supply the cement plants for normal production during the quarry’s life. It also has an agreement with Fundación Comunal San Martín de Sechura for the right of usufruct, surface and easement for the area of operations at the Virrila quarry.

●	Cementos Pacasmayo S.A.A. has been complying with ISO-9001 (Quality) standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource Estimation and Reserves Estimation.

●	Cementos Pacasmayo S.A.A. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, which are the fundamental basis for the estimation of Resources.

●	The geological modeling of the coquina deposit is consistent with the relationship between the information and the geological model.

●	The Mineral Resources and Reserves estimation consider the geologic characteristics and modifying factors as well as due consideration of risk: geologic and associated with evaluation of modifiying factors. The main quality variable is the CaO content which is very stable in the deposit, also present are other secondary variables that determine the quality of the Reserves.

●	In the process of estimating Mineral Reserves and in the production plans of the quarry these variables have been adequately considered in the mining plan, properly sequenced and with blending processes. There are sufficient proven and probable Reserves for the next 30 years.

●	Table 43 shows the Mineral Resources of the Virrila quarry and the results of Mineral Resource classification. Likewise, the Mineral Reserves and the results of Mineral Reserves classification are shown in Table 44.

Table 43 Resources at the Virrila quarry in millions of tonnes (exclusive of Reserves)

	Resources	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Measured	19.9	49.68	0.61	0.66	7.21	0.23	0.20	0.08
	Indicated	28.0	48.92	1.11	1.17	7.42	0.21	0.22	0.08
	Measured + Indicated	47.9	49.24	0.90	0.96	7.33	0.22	0.21	0.08
	Inferred	4.4	46.67	2.15	1.61	9.80	0.23	0.25	0.06

Table 44 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Proven	40.3	51.87	0.35	0.70	5.02	0.29	0.16	0.032
	Probable	2.7	49.78	1.08	1.42	6.45	0.25	0.20	0.096
	Total	43.0	51.73	0.40	0.74	5.11	0.29	0.16	0.036

●	The cement plant located in Piura has all the equipment and facilities available to produce cement, using coquina from the Virrila quarry and other necessary materials.

●	Cementos Pacasmayo S.A.A. has the SSOMASIG department, which manage the environmental aspects for quarry and cement operations in compliance with current environmental legislation and in accordance with the company’s corporate policies.

●	Through its Social Responsibility unit, Cementos Pacasmayo S.A.A. has generated relationships of trust with the communities surrounding its operations, which have translated into a solid relationship with our communities, identifying their primary needs in health, education, urban development, and local development.

●	Infrastructure-wise, the operation at the Virrila quarry and Piura plant is technically and economically feasible due to the quarry’s life. The sensitivity analysis shows that the operation is economically robust.

23.	Recommendations

●	Develop a geological exploration program surrounding the Virrila quarry to discover new coquiniferous zones and other materials related to cement production.

●	Maintain the QaQc program for exploration, development and production activities associated with cement production.

●	It is recommended to carry out the geological interpretation of the data generated during the 2023 diamond drilling campaign, which considered the confirmation of reserves in zone 2 and zone 4, so that they can be incorporated into the respective models, which will provide them with greater support and robustness.

●	Update and standardize the geological model with the information generated by the diamond drilling campaign, considering that some areas have test wells and other perforations as a source of information.

●	Update the geological model and standardize the information for the estimation of Mineral Resources and Reserves, considering that some areas have test pits and other drillings as a source of information.

●	Control the stripping ratio during the operation in order to achieve a reduction in production costs.

24.	References

DCR Ingenieros S.R.Ltda. (2013). Estudio De Ingenieria para la Estabilidad Fisica de la Cantera Calcarea Virrila – Sechura – Piura

Empresa de Ingeniería y Desarrollo S.A.C. (2012). Estudio Hidrogeológico para Abastecimiento de Agua a la Cantera Virrila – CPSAA

Geoservice Ingenieria S.A.C. (2012). Estudio de Impacto ambiental de la Planta de fabricación de Cementos Piura.

Tecnología XXI S.A. (2016). Informe Técnico Sustentatorio para la modificación del proyecto de explotación Cantera de Virrila.

Consorcio Andes Group S.A.C. (2019). Segundo Informe Técnico Sustentatorio del Proyecto modificación del proyecto de explotación Cantera de Virrila.

Ram Perú S.A.C. (2015). Investigaciones Hidrogeologicas en la Perforacion de 02 Piezometros para Abastecimiento de Agua para la Actividad Extractiva en la “Cantera Virrila”

Umbrella EcoConsulting S.A.C (2012). DIA del Proyecto de Exploración de Calcáreos.

25.	Reliance on information provided by the registrant

In preparing this report, the qualified persons relied upon the registrant’s data, written reports, and statements in accordance with 17 CFR § 229.1302(f). After carefully reviewing the information provided, the QPs have no reason to believe that any material facts have been withheld or misstated. Cementos Pacasmayo provided the information as summarized in Table 42.

Table 42 List of Cementos Pacasmayo S.A.A. information.

Chapter	Chapter name	Information provided by CPSAA
3	Property description	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico INGEMMET”
16	Market studies	Marketing information, ASOCEM, INEI and BCRP
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Community Relations and agreements with stakeholders
18	Capital and operating costs	Historical data about cost, price and investments
19	Economic analysis	The International Monetary Fund, Economic model, Macroeconomic trends, data, and assumptions, and interest rates
20	Adjacent properties	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico “INGEMMET”